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AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PLATINUM DIVERSIFIED MINING, INC.,

PLATINUM DIVERSIFIED MINING USA, INC.,
A WHOLLY-OWNED DIRECT SUBSIDIARY OF
PLATINUM DIVERSIFIED MINING, INC.,

PDM MERGER CORP.,

A WHOLLY-OWNED DIRECT SUBSIDIARY OF
PLATINUM DIVERSIFIED MINING USA, INC.,

AND

NORD RESOURCES CORPORATION

OCTOBER 23, 2006

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Schedules

Exhibits

Form of NORD Voting Agreement	Exhibit A
Form of Surviving Corporation’s certificate of incorporation	Exhibit B
Form of Surviving Corporation’s bylaws	Exhibit C
Form of Holdback Escrow Agreement	Exhibit D
Form of Deposit Escrow Agreement	Exhibit E

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AGREEMENT AND PLAN OF MERGER

          This Agreement and Plan of Merger is made and entered into as of the 23rd day of October, 2006, by and among Platinum Diversified Mining, Inc., a Cayman Islands corporation (“PDM”); Platinum Diversified Mining USA, Inc., a Delaware corporation and a wholly-owned Subsidiary of PDM (“PDM USA”); PDM Merger Corp., a Delaware corporation and a wholly-owned Subsidiary of PDM USA (“Merger Sub”); and NORD Resources Corporation, a Delaware corporation (“NORD”).

RECITALS

          WHEREAS, PDM, PDM USA and NORD desire that PDM USA acquire NORD through the merger of Merger Sub with and into NORD, with NORD as the surviving corporation (the “Merger”), pursuant to which each share of common stock of NORD, par value $0.001 per share (“Common Stock”) issued and outstanding at the Effective Time, other than the shares of Common Stock owned by PDM USA, Merger Sub or NORD (or any of their respective direct or indirect wholly-owned Subsidiaries) and other than the Appraisal Shares, will be converted into the right to receive the Per Share Merger Consideration and a contingent right to receive the Per Share Net Holdback Consideration, all as more fully provided in this Agreement;

          WHEREAS, following the Merger NORD shall be a wholly-owned direct subsidiary of PDM USA;

          WHEREAS, the board of directors of each of PDM, PDM USA, Merger Sub and NORD has determined that the Merger upon the terms and subject to the conditions set forth in this Agreement is advisable, fair to and in the best interests of their respective stockholders;

          WHEREAS, PDM, PDM USA, Merger Sub and NORD desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement; and

          WHEREAS, concurrently with the execution and delivery of this Agreement, as material inducements of PDM and PDM USA to enter into this Agreement, each Key Stockholder is executing and delivering to PDM USA a (a) voting agreement, substantially in the form attached hereto as Exhibit A (the “NORD Voting Agreement”), and (b) a proxy relating to shares of Common Stock, substantially in the form attached to the NORD Voting Agreement.

AGREEMENT

          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, PDM, PDM USA, Merger Sub and NORD agree as follows:

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ARTICLE I

THE MERGER

          1.1      Certain Definitions.

          As used in this Agreement, the following terms shall have the following meanings (such meanings to be applicable equally to the singular as well as the plural form of the terms defined):

          “Acquisition Proposal” shall mean any proposal or offer with respect to (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving NORD, (b) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 15% voting or economic interest in NORD, or (c) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets of NORD and its Subsidiaries taken as a whole (including stock of the Subsidiaries of NORD).

          “Action” shall mean any suit, action, claim, counterclaim, dispute, investigation, arbitration, hearing, notice of violation, demand letter or other proceeding of any nature whatsoever.

          “Admission” shall mean the readmission of the PDM Shares and PDM Warrants in issue and to be issued to trading on AIM becoming effective in accordance with the AIM Rules.

          “Advance Fund” shall mean Two Hundred Fifty Thousand Dollars (US$250,000) advanced by the Company to the Stockholder Representative to be used by the Stockholder Representative in payment of costs and expenses that may be incurred by the Stockholder Representative in the discharge of its obligations in connection with this Agreement and the Holdback Escrow Agreement.

          “Affiliate” of any Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          “AGM Proxy Statement” shall have the meaning set forth in the definition of “NORD AGM.”

          “AIM” shall mean AIM, a market operated by the London Stock Exchange.

          “AIM Rules” shall mean the rules applicable to companies the securities of which are traded on AIM, as published from time to time by the London Stock Exchange.

          “Aggregate Exercise Amount” shall mean the aggregate exercise or conversion prices, or amounts, as applicable, of all outstanding (a) NORD Options and (b) NORD Warrants prior to the cancellation or termination of such securities contemplated by Section 2.3. Aggregate

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Exercise Amount shall not include exercise or conversion prices, or amounts, as applicable, for “out-of-the-money” (a) NORD Options and (b) NORD Warrants.

          “Agreement” shall mean this Agreement and Plan of Merger, the NORD Disclosure Schedule, and any other Exhibits or Schedules, as the same may be amended from time to time.

          “Applicable Laws” shall mean statutes, laws, orders, rules, decrees, regulations, policies, formal interpretations or guidelines promulgated, or judgments, decisions or orders entered by, any Governmental Authority (including, but not limited to, the AIM Rules and the rules or requirements of the London Stock Exchange), in each case, to the fullest extent applicable.

          “Appraisal Shares” shall mean the shares of Common Stock issued and outstanding immediately prior to the Effective Time that are held by any NORD Stockholder that is entitled to demand and properly demands appraisal of shares of Common Stock pursuant to, and complies in all respects with, the provisions of Section 262 of the DGCL.

          “Assumed Transaction Expenses” shall mean the sum of the following Transaction Expenses: (a) legal fees up to Seven Hundred Fifty Thousand Dollars (US$750,000) less any portion included in Reimbursed Transaction Expenses, (b) accounting fees up to One Hundred Thousand Dollars (US$100,000) less any portion included in Reimbursed Transaction Expenses, and (c) costs and expenses related to the Proxy Statement, solicitation of proxies and obtaining the necessary stockholder vote, up to One Hundred Ten Thousand Dollars (US$110,000) less any portion included in Reimbursed Transaction Expenses.

          “Capitalization Date” shall have the meaning set forth in Section 4.4(a) .

          “CERCLA” shall mean United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

          “Certificate” shall have the meaning set forth in Section 2.1(b) .

          “Certificate of Merger” shall have the meaning set forth in Section 1.3.

          “Charter Documents” shall mean (a) as to PDM, its Articles of Association and the Memorandum of Association as in effect as of the date of this Agreement and (b) as to each of PDM USA, Merger Sub and NORD, its Certificate of Incorporation and bylaws as in effect as of the date of this Agreement.

          “Cleanup” shall have the meaning set forth under “Environmental, Health, and Safety Liabilities” in this Section 1.1.

          “Closing” and “Closing Date” shall each have the meaning set forth in Section 1.3.

          “Closing Balance Sheet” shall have the meaning set forth in Section 2.6(a) .

          “Closing Common Stock” shall mean the amount of Common Stock outstanding as of the Closing Date assuming the conversion or exercise of all (a) NORD Options, (b) NORD Warrants, (c) NORD Convertibles and (d) Deferred Stock Units. Closing Common Stock shall

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not include any “out-of-the money” (a) NORD Options, (b) NORD Warrants and (c) NORD Convertibles.

          “Closing Schedule” shall have the meaning set forth in Section 2.6(b) .

          “Code” shall mean the Internal Revenue Code of 1986, as amended.

          “Commission” shall mean the United States Securities and Exchange Commission.

          “Common Stock” shall have the meaning set forth in the Recitals.

          “Confidentiality Agreement” shall mean the Confidentiality Agreement dated as of June 3, 2006, between NORD and PDM, as amended.

          “Controlled Group Liability” shall mean any and all liabilities, contingent or otherwise (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) resulting from a violation of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of Sections 601 et seq. of the Code and Section 601 et seq. of ERISA, and (e) under corresponding or similar provisions of foreign laws or regulations, in each case, other than pursuant to the Plans.

          “Convertible Consideration” shall mean as to each NORD Convertible an amount in cash (less any applicable withholding Taxes and without interest) equal to the product of (i) the Per Share Merger Consideration multiplied by (ii) the quotient obtained when (A) the amount of outstanding principal and accrued interest pursuant to the NORD Convertible divided by (B) the conversion price of the NORD Convertible.

          “Covered Proposal” shall have the meaning set forth in Section 7.6(a)(i) .

          “Coyote Springs Costs” has the meaning set forth in Section 5.2(c) .

          “Coyote Springs Option Agreement” means the option agreement among Thornwell Rogers, South Branch Resources, LLC, MRPGEO, LLC and NORD dated January 28, 2004, as amended, pursuant to which NORD has been granted an exclusive option to purchase the Coyote Springs Project.

          “Coyote Springs Project” shall mean the Coyote Springs exploration project located in Graham County, Arizona, consisting of two (2) State of Arizona exploration leases and fifty-two (52) unpatented mining claims.

          “Damages” shall mean any and all damages (including incidental and consequential damages), losses, liabilities and obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including, without limitation, any liability for taxes or deferred revenue, actions, claims or expenses, including reasonable fees, costs and expenses of attorneys and other advisors.

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          “Deferred Payments” shall mean (a) any accrued salary, severance payment, consulting fee or other benefit owing by NORD and its Subsidiaries to any employee, consultant or director that is due and unpaid, including payments due as a result of the Merger, and shall include any amounts to be paid under NORD’s retention bonus program, any Taxes or expense related to any parachute payments under Section 280G of the Code and (b) costs and expenses related to the TMD settlement as set forth on Schedule 1.4. Deferred Payments include, but are not limited to, those items listed on Schedule 1.4.

          “Deferred Stock Consideration” shall mean as to each Deferred Stock Unit an amount in cash (less any applicable withholding Taxes and without interest) equal to the Per Share Merger Consideration.

          “Deferred Stock Units” shall mean any obligations of NORD to issue deferred stock units to NORD’s non-executive directors, and any outstanding deferred stock units held by non-executive directors immediately prior to the Effective Time.

          “Deposit” shall have the meaning set forth in Section 2.9.

          “Deposit Escrow Agreement” shall mean the agreement in respect of the maintenance and payment of the Deposit Fund, among PDM USA, NORD and the Paying Agent, substantially in the form attached to this Agreement as Exhibit E.

          “Deposit Fund” shall have the meaning set forth in Section 2.9. “DGCL” shall mean the Delaware General Corporation Law. “Dollars” or “US$” shall mean lawful currency of the United States. “Effective Time” shall have the meaning set forth in Section 1.3.

          “EGM” shall mean the extraordinary general meeting of PDM to be convened by the EGM Notice, and any adjournment thereof.

          “EGM Notice” shall mean the notice of extraordinary general meeting of PDM contained within the New Admission Document to be delivered by PDM or its agents to its shareholders in connection with this Agreement and the Merger, and in accordance with the AIM Rules.

          “Encumbrances” shall mean any mortgage, imperfection of title, lien, pledge, option, security interest (including a purchase money security interest), claim, charge or other encumbrance of any kind whatsoever.

          “Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

          “Environmental, Health, and Safety Liabilities” shall mean any material cost, damages, expense, liability, obligation, or other responsibility arising from or under any Environmental

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Law and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off- site contamination, occupational safety and health, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under any Environmental Law; (c) financial responsibility under any Environmental Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by any applicable Environmental Law (whether or not such Cleanup has been required or requested by any Government Authority or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under any Environmental Law. The terms “removal,” “remedial,” and “response action,” include the types of activities covered by CERCLA.

          “Environmental Laws” shall mean any Applicable Laws that require or relate to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, together with the rules, regulations and formal interpretations thereunder.

          “ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          “Excess Liabilities” shall mean Liabilities as set forth on the Closing Balance Sheet in excess of One Million Dollars (US$1,000,000); provided, however, that Liabilities for purposes of calculating Excess Liabilities shall not include liabilities on account of Excluded Liabilities. For the avoidance of doubt, Excess Liabilities shall also not include liabilities on account of NORD Corporate Debt, Deferred Payments, Coyote Springs Costs, Transaction Expenses, Excluded Liabilities and IPO Transaction Expenses.

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          “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, together with the rules, regulations and formal interpretations promulgated thereunder.

          “Exchange Fund” shall have the meaning set forth in Section 2.2(a) .

          “Excluded Liabilities” shall mean those Liabilities set forth on Schedule 1.2.

          “Executive Agreements” shall mean any written or oral employment, consulting or services agreement between NORD or its Subsidiaries and any director, officer, employee or agent of NORD or its Subsidiaries, as amended.

          “Facilities” shall mean any Mineral and Real Properties; tailings, impoundment, waste disposal and other facilities; Tangible Personal Property and Improvements; and other interests currently or formerly owned or operated by NORD and any offices; buildings; plants; mills; processing, treatment and refining facilities; structures; fixtures or equipment (including, but not limited to, motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by NORD or its Subsidiaries.

          “Financial Advisor” shall mean Griffiths McBurney Corp. or its Subsidiaries.

          “Final Net Merger Consideration” shall mean Sixty Million Dollars (US$60,000,000) less (a) the sum of the following amounts: (i) the NORD Corporate Debt, (ii) the Deferred Payments, (iii) Excess Liabilities, (iv) Stockholder Transaction Expenses and (v) the Advance Fund plus (b) the sum of the following amounts: (i) cash, (ii) the Coyote Springs Costs paid by NORD to the extent not reimbursed by PDM pursuant to Section 5.2, and (iii) Reimbursed Transaction Expenses.

          “GAAP” shall mean generally accepted accounting principles in the United States, applied on a consistent basis.

          “Governmental Authority” shall mean any national, state, provincial, departmental, local, domestic, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (including without limitation, the London Stock Exchange).

          “Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or NORD.

          “Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

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          “Holdback Amount” shall mean Three Million Dollars (US$3,000,000).

          “Holdback Escrow Agreement” shall mean the agreement in respect of the maintenance and payment of the Holdback Amount, among PDM USA, the Paying Agent, and the Stockholder Representative, substantially in the form attached to this Agreement as Exhibit D.

          “Holdback Period” shall mean a period of six (6) months after the Closing Date.

          “Indemnified Parties” shall mean each of PDM, PDM USA, NORD (after the Effective Time) and their respective Affiliates, and its and their respective directors, officers, employees, agents and representatives.

          “Intellectual Property Right” shall mean any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how or proprietary information, processes, formulae, products, technologies, discoveries, apparatus, Internet domain names, trade dress and general intangibles of like nature (together with goodwill), customer lists, confidential information, licenses, software, databases and compilations including any and all collections of data and all documentation thereof (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

          “Investment Management Trust Agreement” shall mean the agreement dated March 8, 2006, between PDM and the American Stock Transfer and Trust Company (as Trustee).

          “IPO Transaction Expenses” shall mean NORD’s aggregate unpaid expenses related to any potential public offering, specifically including expenses for accounting, legal, investment bankers and the preparation and filing of a registration statement.

          “IRS” shall mean the United States Internal Revenue Service or any successor agency.

          “JAMS” shall mean Judicial Arbitration and Mediation Services.

          “Johnson Camp Mine” shall mean (a) the existing open pit copper mine comprised of all Mineral and Real Properties, including, but not limited to, (i) Sixty Four (64) patented lode mining claims, (ii) One Hundred Four (104) unpatented mining claims and (iii) fee simple lands, located in Cochise County, Arizona; (b) all Tangible and Personal Property and Improvements, including, but not limited to, production and processing facilities that use the solvent extraction, electromining process, located in Cochise County, Arizona; (c) all Intellectual Property Rights; (d) all Permits; and (e) associated equipment, whether or not located in Arizona.

          “Key Stockholders” shall mean Ronald Hirsch and Steven Seymour.

          “Knowledge of NORD” shall mean the actual knowledge of the Key Stockholders based on the books and records of NORD and its Subsidiaries.

          “Liabilities” shall mean NORD’s liabilities on its Closing Balance Sheet after giving effect to the cancellation or termination of the NORD Convertibles as contemplated by Section 2.3, and except that liabilities on account of NORD Corporate Debt, Transaction

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Expenses, Deferred Payments, Coyote Springs Costs and IPO Transaction Expenses shall not be accrued as Liabilities on the Closing Balance Sheet.

          “London Stock Exchange” shall mean the London Stock Exchange plc.

          “Material Adverse Effect” with respect to NORD shall mean any event, change, circumstance or effect (any such item, an “Effect”) that is or is reasonably likely to have a material adverse effect on the business, results of operations or financial condition of NORD and its Subsidiaries taken as a whole or on its ability to perform its obligations under this Agreement on a timely basis or to consummate the transactions contemplated by this Agreement on a timely basis; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect with respect to NORD: (a) any Effect related to the actions of PDM, PDM USA or Merger Sub or the public announcement or pendency of the transactions contemplated by this Agreement, (b) any Effect that results from (i) any action taken pursuant to or in accordance with this Agreement or (ii) any action taken, or any failure to take action, to which PDM USA has consented in writing, (c) any change, in and of itself, in the market price or trading volume of shares of NORD, or (d) any Effect that results from changes in general economic conditions or general changes in the mining industry including economic, legal or regulatory changes, except to the extent those Effects adversely affect NORD and its Subsidiaries to a materially greater extent than they affect other entities in the mining industry.

          “Material Adverse Effect” with respect to PDM or PDM USA shall mean any Effect that is or is reasonably likely to have a material adverse effect on the ability of PDM USA to perform its obligations under this Agreement on a timely basis or to consummate the transactions contemplated by this Agreement on a timely basis.

          “Material Contract” shall have the meaning set forth in Section 4.16.

          “Merger” shall have the meaning set forth in the Recitals.

          “Merger Sub” shall have the meaning set forth in the introductory paragraph.

          “Mimbres Project” shall mean the Mimbres exploration project located near Silver City, New Mexico, consisting of eight (8) New Mexico State mineral leases and forty-five (45) unpatented mining claims.

          “Mineral and Real Properties” shall mean all real property, patented and unpatented mining and mill site claims, leaseholds, easements and rights-of-way comprising the Johnson Camp Mine.

          “Net Holdback Amount” shall mean the Holdback Amount less any Damages, if any, plus the balance of the Advance Fund.

          “New Admission Document” shall mean the admission document (containing the EGM Notice) to be delivered by PDM or its agents to its shareholders, in accordance with the AIM Rules, in connection with the application for Admission to trading of the PDM Shares and PDM Warrants on AIM.

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          “NORD” shall have the meaning set forth in the introductory paragraph.

          “NORD AGM” shall mean NORD’s Annual General Meeting to be held on October 18, 2006, for the purpose of approving the matters set forth in the proxy statement mailed to the NORD Stockholders on September 15, 2006 (the “AGM Proxy Statement”), and any adjournment or postponement thereof.

          “NORD Board” shall mean the board of directors of NORD.

          “NORD Board Recommendation” shall have the meaning set forth in Section 4.22(c) .

          “NORD Convertibles” shall mean any outstanding debt of NORD convertible by its terms into Common Stock or other securities immediately prior to the Effective Time.

          “NORD Corporate Debt” shall mean any agreements, instruments or arrangements for borrowed money between NORD or its Subsidiaries, as borrower, and any other Person, as lender, that is not convertible or exchangeable into shares of Common Stock or other securities including all accrued interest and penalties through the Closing Date. NORD Corporate Debt includes, but is not limited to, those items set forth on Schedule 1.3; provided, however, that Excluded Liabilities shall not be included in NORD Corporate Debt.

          “NORD Disclosure Schedule” shall have the meaning set forth in the introductory paragraph to Article IV.

          “NORD Indemnified Persons” shall have the meaning set forth in Section 5.2(a) .

          “NORD Intellectual Property Rights” shall mean all Intellectual Property Rights owned by NORD or any of its Subsidiaries that are used or held for use by NORD or any of its Subsidiaries.

          “NORD Options” shall mean the options granted by NORD to purchase Common Stock whether pursuant to the NORD Stock Plans or otherwise whether vested or unvested that are outstanding immediately prior to the Effective Time.

          “NORD SEC Documents” shall have the meaning set forth in Section 4.7(a) .

          “NORD Stock Plans” shall mean NORD’s 2006 Stock Incentive Plan and any other equity incentive plan under which NORD has granted equity incentives to NORD employees, directors or consultants.

          “NORD Stockholders” shall have the meaning set forth in Section 1.7. “NORD Stockholders Meeting” shall have the meaning set forth in Section 1.7. “NORD Voting Agreement” shall have the meaning set forth in the Recitals.

          “NORD Warrants” shall mean warrants to purchase Common Stock that are outstanding immediately prior to the Effective Time.

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          “Option Consideration” shall mean as to each NORD Option an amount in cash (less any applicable withholding Taxes and without interest) equal to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration over (B) the per share exercise price of Common Stock subject to such NORD Option and multiplied by (ii) the number of shares of Common Stock subject to such NORD Option immediately prior to the Effective Time.

          “Original Admission Document” shall mean the admission document, dated March 8, 2006, delivered in connection with the application for trading of the PDM Shares and the PDM Warrants on AIM.

          “Paying Agent” shall have the meaning set forth in Section 2.2(a) .

          “Paying Party” shall have the meaning set forth in Section 7.6(e) .

          “PDM” shall have the meaning set forth in the introductory paragraph.

          “PDM Board” shall mean the board of directors of PDM.

          “PDM Founding Shareholders” shall mean Bobby Cooper, Mark Nordlicht, John Ryan, Thomas Loucks, Howard Crosby, Brian Burgess and John May.

          “PDM New Shareholders” shall mean the holders of PDM Shares other than the PDM Founding Shareholders.

          “PDM Shares” shall mean ordinary shares, par value $0.001 per share, of PDM.

          “PDM USA” shall have the meaning set forth in the introductory paragraph. “PDM Warrants” shall mean instruments convertible into PDM Shares.

          “Per Share Net Holdback Consideration” shall mean the quotient obtained when (a) the Net Holdback Amount is divided by (b) the Closing Common Stock.

          “Per Share Merger Consideration” shall mean the quotient obtained when (a) (i) the sum of (A) Final Net Merger Consideration plus (B) the Aggregate Exercise Amount minus (ii) the Holdback Amount, is divided by (b) the Closing Common Stock. An example of the calculation of the Per Share Merger Consideration as of the date hereof is set forth on Schedule 1.5.

          “Permits” shall mean all franchises, grants, authorizations, licenses, permits, bonds, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Authorities that, in the opinion of NORD, are required for the lawful conduct of the respective businesses of NORD or its Subsidiaries.

          “Permitted Liens” shall mean (a) liens and encumbrances of record consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto and actually known by NORD that do not materially impair the use of such property by NORD or any of its Subsidiaries, (b) liens and encumbrances

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of carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business or (c) interests of record of the lessor to any leased property.

          “Person” shall mean any natural person, general partnership (including a limited liability partnership), limited partnership (including a limited liability limited partnership), limited liability company, corporation (including not-for-profit), joint venture, estate, trust, business trust, cooperative, association, foreign trust, foreign business organization or Governmental Authority or other entity of any kind or nature.

          “Proxy Statement” shall have the meaning set forth in Section 1.7(b) .

          “Qualified Plan” shall have the meaning set forth in Section 4.15(d) .

          “Recipient Party” shall have the meaning set forth in Section 7.6(e) .

          “Reimbursed Transaction Expenses” shall mean the following Transaction Expenses: (a) legal fees paid by NORD prior to Closing up to Seven Hundred Fifty Thousand Dollars (US$750,000), (b) accounting fees paid by NORD prior to Closing up to One Hundred Thousand Dollars (US$100,000), (c) costs and expenses related to the Proxy Statement, solicitation of proxies and obtaining the necessary stockholder vote, paid by NORD prior to Closing up to One Hundred Ten Thousand Dollars (US$110,000) and (d) amounts paid by NORD to the Financial Advisor in connection with the fairness opinion prior to Closing up to One Hundred Twenty-Five Thousand (US$125,000).

          “Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

          “Representatives” shall have the meaning set forth in Section 5.3(b) .

          “Required Approvals” shall mean (a) all consents, waivers, licenses, novations, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (b) the consents and authorizations of the third parties identified in Section 5.1(a) of the NORD Disclosure Schedule.

          “Securities” shall mean the Certificates, the NORD Options, the NORD Warrants, the NORD Convertibles and the Deferred Stock Units.

          “Securities Act” shall mean the United States Securities Act of 1933, as amended (together with the rules, regulations and formal interpretations thereunder).

          “Stockholder Representative” shall mean CuShaman LLC.

          “Stockholder Transaction Expenses” shall mean the sum of: (a) the difference between (i) Transaction Expenses less (ii) Assumed Transaction Expenses and less (iii) Reimbursed Transaction Expenses and (b) the IPO Transaction Expenses.

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          “Subsidiary,” when used with respect to any party hereto, shall mean any entity of which such party (a) owns 50% or more of the outstanding securities or other ownership interests, or (b) through contract or otherwise possesses power to appoint at least 50% of the directors of such entity (or persons performing similar functions).

          “Superior Proposal” shall mean a bona fide written Acquisition Proposal (except that references in the definition of “Acquisition Proposal” to “15%” shall be replaced with “50%”) made by a Person other than a party hereto that is on terms that the NORD Board (after consultation with its outside financial advisor and outside counsel) in good faith concludes, taking into account, among other relevant considerations, all legal, financial, regulatory and other aspects of the proposal, the likelihood of obtaining financing and satisfying other conditions, and the Person making the proposal, are more favorable to the NORD Stockholders than the transaction contemplated by this Agreement, taking into account any change in the transaction proposed by PDM USA.

          “Superior Proposal Notice” shall have the meaning set forth in Section 5.3(b)(iii) .

          “Surviving Corporation” shall mean NORD, in its capacity as the corporation surviving the Merger.

          “Tangible Personal Property and Improvements” shall mean all material buildings, plants, structures, improvements, fixtures, equipment and other tangible personal property.

          “Tax Returns” shall mean returns, reports and forms required to be filed with any Governmental Authority of the United States or any other relevant jurisdiction responsible for the imposition or collection of Taxes.

          “Taxes” shall mean (a) all taxes (whether United States federal, state or local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto, and (b) any obligations under any agreements or arrangements with respect to any taxes described in clause (a) above.

          “Termination Fee” shall mean Two Million Dollars (US$2,000,000).

          “Texas Arizona Project” shall mean the Texas Arizona exploration project located in Cochise County, Arizona, consisting of four (4) unpatented mining claims.

          “TMD Claim” shall mean NORD’s claim in the In re ASARCO, LLC as debtor bankruptcy.

          “Transaction Expenses” shall mean NORD’s aggregate expenses related to negotiation of this Agreement and completion of the Merger specifically including expenses for accounting, legal, investment bankers, fairness opinion, the Stockholder Representative and the Proxy Statement. NORD’s Transaction Expenses include those set forth on Schedule 1.1.

          “Transfers” shall have the meaning set forth in Section 5.3(a)(ii) .

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          “Trust Account” shall have the meaning set forth in Section 3.6(a) .

          “Trustee” shall have the meaning set forth in Section 3.6(a) .

          “United States” shall mean the United States of America and its territories and possessions.

          “Waiting Period” shall have the meaning set forth in Section 5.3(b)(iii) .

          “Warrant Consideration” shall mean as to each NORD Warrant an amount in cash (less any applicable withholding Taxes and without interest) equal to the product of (i) the excess, if any, of (A) the Per Share Merger Consideration over (B) the per share exercise price of Common Stock subject to such NORD Warrant and multiplied by (ii) the number of shares of Common Stock subject to such NORD Warrant immediately prior to the Effective Time.

          “Water Rights” shall mean the water rights, permits, and applications held by NORD for the operation of the Johnson Camp Mine.

          1.2      The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the DGCL, Merger Sub shall be merged with and into NORD at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and NORD shall continue its existence as a wholly-owned subsidiary of PDM USA under the laws of the State of Delaware.

          1.3      Closing; Effective Time. A closing (the “Closing”) shall be held at the offices of Holland & Hart LLP, 555 Seventeenth Street, Suite 3200, Denver, Colorado 80202, or such other place as the parties hereto may agree, as soon as practicable but no later than the second business day following the date upon which all conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or at such other date as PDM USA and NORD may agree (such date, the “Closing Date”). As promptly as possible on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such later time as shall be agreed upon by PDM USA and NORD and specified in the Certificate of Merger (the “Effective Time”).

          1.4      Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

          1.5      Certificate of Incorporation and Bylaws. As a result of the Merger, (a) the Surviving Corporation’s Certificate of Incorporation as in effect immediately prior to the Effective Time shall be amended to read in the form attached hereto as Exhibit B, and (b) the Surviving Corporation’s Bylaws as in effect immediately prior to the Effective Time shall be amended to read in the form attached hereto as Exhibit C; in each case, until amended in accordance with the DGCL, this Agreement and such certificate of incorporation or bylaws, as the case may be.

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          1.6      Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of Merger Sub shall be the officers of the Surviving Corporation and the directors of Merger Sub shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

          1.7      NORD Stockholders Meeting.

                    (a)      As promptly as practicable following the date of this Agreement, but subject to Section 1.7(b), NORD shall, in accordance with all Applicable Laws and NORD’s Charter Documents, duly call, give notice of, convene and hold a meeting of the holders of shares of Common Stock (the “NORD Stockholders”) to consider and vote upon approval of this Agreement and the Merger (the “NORD Stockholders Meeting”). Subject to Section 5.3(b)(iii), NORD shall ensure that the NORD Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the NORD Stockholders Meeting are solicited in compliance in all material respects with Applicable Laws.

                    (b)      NORD shall as promptly as practicable following the date of this Agreement file with the Commission a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) to seek the approval of consummation of the Merger. PDM shall promptly furnish to NORD all information concerning it and its business as NORD may reasonably request in connection with any responses to the Commission. NORD shall respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof filed by it and shall cause such Proxy Statement to be mailed to the NORD Stockholders as promptly as reasonably practicable. NORD shall promptly notify PDM of the receipt of any comments of the Commission with respect to the Proxy Statement and shall provide to PDM copies of any comments received from the Commission in connection with the Proxy Statement. PDM shall be provided an opportunity to review and comment on all filings with the Commission, including the Proxy Statement, and all mailings to the NORD Stockholders in connection with the Merger, and NORD shall give reasonable consideration to all comments proposed by PDM.

                    (c)      The NORD Board shall make the NORD Board Recommendation (as defined in Section 4.22(c)) . Subject to Section 5.3(b)(iii), the NORD Board Recommendation shall be included in the Proxy Statement and the NORD Board shall use its reasonable best efforts to solicit the approval of this Agreement and the Merger by the NORD Stockholders. In the event that subsequent to the date of this Agreement, the NORD Board determines after consultation with outside counsel that a failure to withdraw, modify or qualify the NORD Board Recommendation in a manner adverse to PDM USA would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law, the NORD Board may so withdraw, modify or qualify the NORD Board Recommendation; provided, however, that the NORD Board may not recommend any Acquisition Proposal other than this Agreement and the transactions contemplated hereby, including the Merger, except as specifically contemplated by, and in accordance with, Section 5.3(b)(iii); provided, further, however, that unless this Agreement is earlier terminated, NORD shall nevertheless submit this Agreement to the NORD Stockholders for adoption at the NORD Stockholders Meeting.

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          1.8      EGM.

                    (a)      As promptly as practicable following the date of this Agreement, PDM shall, in accordance with Applicable Laws, the AIM Rules, PDM’s Charter Documents, the Original Admission Document, the New Admission Document and the Investment Management Trust Agreement, duly call, give notice of, convene and hold the EGM. The New Admission Document shall contain a recommendation from the PDM Board that the holders of PDM Shares vote in favor of the consummation of the Merger and the other resolutions set out in the EGM Notice. PDM shall ensure that the EGM is convened, held and conducted prior to December 29, 2006.

                    (b)      As promptly as practicable after the date of this Agreement and in any event by October 29 2006, PDM shall mail such New Admission Document to the holders of PDM Shares and within ten (10) days of the Effective Time, PDM shall ensure that the application documents provided by Rule 5 of the AIM Rules are submitted to the London Stock Exchange together with the relevant fee.

          1.9      Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or in equity or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of NORD or (b) otherwise carry out the provisions of this Agreement, NORD and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of NORD or otherwise to take any and all such action.

ARTICLE II

CONVERSION OF SECURITIES

          2.1      Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of PDM USA, Merger Sub or NORD or their respective stockholders:

                    (a)      Each share of common stock, US$0.001 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, US$0.001 par value, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding Surviving Corporation capital stock.

                    (b)      Subject to the other provisions of this Article II, each share of Common Stock issued and outstanding immediately prior to the Effective Time (excluding (i) any shares of Common Stock owned by NORD (which shares shall be cancelled in accordance with

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Section 2.1(c)), (ii) any shares of Common Stock owned by PDM USA or any direct or indirect wholly-owned subsidiary of NORD or PDM USA (which shares shall be cancelled without payment therefor) and (iii) any shares of Common Stock owned by stockholders properly exercising appraisal rights pursuant to Section 262 of the DGCL, as provided in Section 2.1(d)) shall be converted into the right to receive (i) Per Share Merger Consideration and (ii) a contingent right to receive the Per Share Net Holdback Consideration. At the Effective Time, all shares of Common Stock, save as set out above, shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive (i) the Per Share Merger Consideration and (ii) a contingent right to receive the Per Share Net Holdback Consideration.

                    (c)      Each share of NORD capital stock held in the treasury of NORD automatically shall be cancelled and retired and no payment shall be made in respect thereof.

                    (d)      Notwithstanding anything in this Agreement to the contrary, the Appraisal Shares shall not be converted into the right to receive (i) the Per Share Merger Consideration and (ii) a contingent right to receive the Per Share Net Holdback Consideration as provided in Section 2.1(b), but, instead, each holder of such Appraisal Shares shall be entitled to such rights (but only such rights) as are granted by Section 262 of the DGCL. At the Effective Time, all Appraisal Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as otherwise provided by Applicable Laws, each holder of Appraisal Shares shall cease to have any rights with respect to the Appraisal Shares, other than such rights as are granted by Section 262 of the DGCL. Notwithstanding the foregoing, if any holder of such Appraisal Shares shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such NORD Stockholder is not entitled to the relief provided by Section 262 of the DGCL, then the rights of such NORD Stockholder under Section 262 of the DGCL shall cease, and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive (i) the Per Share Merger Consideration and (ii) a contingent right to receive the Per Share Net Holdback Consideration as provided in Section 2.1(b) without interest. NORD shall give prompt notice to PDM USA of any demands for appraisal of any shares of Common Stock, and PDM USA shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, NORD shall not, without the prior written consent of PDM USA, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

          2.2      Surrender and Payment.

                    (a)      Paying Agent; Exchange Fund. Prior to the Effective Time, American Stock Transfer & Trust Company shall be designated (pursuant to an agreement in form and substance reasonably acceptable to PDM USA and NORD) to act as agent for the payment of the Per Share Merger Consideration in respect of Securities upon surrender of such Securities in accordance with this Article II from time to time after the Effective Time (the “Paying Agent”). At the Effective Time, PDM or PDM USA shall deposit, or cause Merger Sub to deposit, with the Paying Agent cash less the balance of Deposit Fund in an amount sufficient for the payment

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of the aggregate Per Share Merger Consideration, Option Consideration, Warrant Consideration, Convertible Consideration and Deferred Stock Consideration, as applicable, pursuant to Sections 2.1(b) and 2.3 upon surrender of such Securities, (such cash, the “Exchange Fund”). Once transferred to the Paying Agent at the Effective Time in accordance with the Deposit Escrow Agreement, the Deposit Fund shall become part of the Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by PDM USA; provided that such investments shall be in (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof; (ii) obligations (including certificates of deposit and bankers’ acceptances) of domestic commercial banks which at the date of their last public reporting had total assets in excess of Five Hundred Million Dollars (US$500,000,000), (iii) commercial paper rated at least A-1 or P-1 or, if not rated, issued by companies having outstanding debt rated at least AA or Aa and (iv) money market mutual funds invested exclusively in some or all of the securities described in the foregoing clauses (i), (ii) and (iii). Subject to the provisions of the Holdback Escrow Agreement, any portion of the Exchange Fund (including any interest and other income resulting from investments of the Exchange Fund) and the Holdback Amount that remains undistributed to the NORD Stockholders six months after the date of the mailing required by Section 2.2(b) shall be delivered to PDM USA, upon demand by PDM USA, and holders of Securities that have not theretofore complied with this Section 2.2 shall thereafter look only to PDM USA for payment of any claim to the Per Share Merger Consideration and the Per Share Net Holdback Consideration. If any Certificates, NORD Options or NORD Warrants shall not have been surrendered prior to seven years after the Effective Time, any such cash, dividends or distributions in respect of such Certificates, NORD Options and NORD Warrants shall, to the extent permitted by Applicable Laws, become the property of PDM USA, free and clear of all claims or interest of any Person previously entitled thereto.

                    (b)      Exchange Procedure. As promptly as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Security (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Securities held by such Person shall pass, only upon proper delivery of the Securities to the Paying Agent and shall be in such form and have such other customary provisions as PDM USA may reasonably specify), and (ii) instructions for use in effecting the surrender of the Securities. Subject to Section 2.2(e), upon surrender of Securities for cancellation to the Paying Agent or to such other agent or agents as may be appointed by PDM USA, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Securities shall be entitled to receive promptly in exchange therefor the Per Share Merger Consideration, the Option Consideration, the Deferred Stock Consideration, the Warrant Consideration or the Convertible Consideration, as applicable, and, in accordance with Article VIII, the Per Share Net Holdback Consideration, into which the Securities shall have been converted pursuant to Section 2.1(b) or Section 2.3, as applicable, and the Securities so surrendered shall be cancelled. In the event of a transfer of ownership of Securities that is not registered in the stock transfer books of NORD or other records, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Securities so surrendered is registered if the Securities shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Securities or establish to the satisfaction of PDM USA that

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the Tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Securities.

                    (c)      Stock Transfer Books. At the close of business on the day on which the Effective Time occurs, the stock transfer books of NORD shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Securities are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged as provided in this Article II.

                    (d)      No Liability. None of PDM USA, Merger Sub, NORD or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                    (e)      Lost Certificates. If any Security shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming a Security to be lost, stolen or destroyed and, if required by PDM USA or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as PDM USA or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to the Security, the Paying Agent shall pay in respect of the lost, stolen or destroyed Security the Per Share Merger Consideration.

                    (f)      No Further Ownership Rights in Common Stock. The Per Share Merger Consideration paid in accordance with the terms of this Article II in respect of Securities that have been surrendered in accordance with the terms of this Agreement and the Per Share Net Holdback Consideration shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock represented thereby.

                    (g)      Withholding Rights. Each of the Surviving Corporation and PDM USA shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any NORD Stockholders or any holder of Securities such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation, PDM USA or the Paying Agent, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the NORD Stockholders or holders of Securities (as applicable) in respect of which the deduction and withholding was made by the Surviving Corporation, PDM USA or the Paying Agent, as the case may be.

          2.3      Treatment of NORD Options, NORD Warrants, NORD Convertibles and Deferred Stock Units.

                    (a)      Prior to the Closing Date, NORD shall use its best efforts to obtain the consent of each holder of a NORD Option to amend each NORD Option so that each NORD Option may be cancelled or terminated immediately prior to the Effective Time at NORD’s discretion, in consideration for the right to receive (as soon as practicable following the Effective Time) (i) Option Consideration and (ii) the contingent right to receive the Per Share Net

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Holdback Consideration multiplied by the number of shares of Common Stock subject to such NORD Option immediately prior to the Effective Time. NORD shall take any action required prior to the Closing Date so that the NORD Options, so amended or as amended prior to the date hereof, shall in fact be cancelled or terminated immediately prior to the Effective Time in accordance with the terms of the NORD Options, as amended. Any unvested portion of any NORD Option shall be cancelled and the holder of such NORD Option shall not receive payment for such unvested portion. The holder of each NORD Option with an exercise price per share of Common Stock that is equal to or greater than the sum of (i) the Per Share Merger Consideration and (ii) the Per Share Net Holdback Consideration shall not be entitled to receive any consideration from the Surviving Corporation or PDM USA. The parties acknowledge that NORD’s best efforts under this Section 2.3(a) shall not require it to pay an aggregate of more than Ten Thousand Dollars (US$10,000) to obtain the consent of the holders of the NORD Options set forth on Schedule 2.3 to amend their NORD Options to allow for the cancellation or termination of such NORD Options immediately prior to the Effective Time. Except for the NORD Options set forth on Schedule 2.3, there shall be no outstanding NORD Options following the Effective Time.

                    (b)      Prior to the Closing Date, NORD shall use its best efforts to obtain the consent of each holder of a NORD Warrant to amend each NORD Warrant so that each NORD Warrant may be cancelled or terminated immediately prior to the Effective Time at NORD’s discretion in consideration for the right to receive (as soon as practicable following the Effective Time) (i) Warrant Consideration and (ii) the contingent right to receive the Per Share Net Holdback Consideration multiplied by the number of shares of Common Stock subject to such NORD Warrant immediately prior to the Effective Time. NORD shall take any action required prior to the Closing Date so that the NORD Warrants, as amended, shall in fact be cancelled or terminated immediately prior to the Effective Time in accordance with the terms of the NORD Warrants, as amended. Any unvested portion of any NORD Warrant shall be cancelled and the holder of such NORD Warrant shall not receive payment for such unvested portion. The holder of each NORD Warrant with an exercise price per share of Common Stock that is equal to or greater than the sum of (i) the Per Share Merger Consideration and (ii) the Per Share Net Holdback Consideration shall not be entitled to receive any consideration from the Surviving Corporation or PDM USA. There shall be no outstanding NORD Warrants following the Effective Time.

                    (c)      At the Effective Time, each NORD Convertible shall be cancelled in consideration for the right to receive (i) (as soon as practicable following the Effective Time) Convertible Consideration and (ii) Per Share Net Holdback Consideration multiplied by the number of shares of Common Stock into which the NORD Convertible was convertible into immediately prior to the Effective Time. Prior to the Effective Time, NORD shall take any and all actions necessary to effectuate this Section 2.3(c) . There shall be no outstanding NORD Convertibles following the Effective Time.

                    (d)      At the Effective Time, each Deferred Stock Unit if vested shall be cancelled in consideration for the right to receive (i) (as soon as practicable following the Effective Time) Deferred Stock Consideration and (ii) the Per Share Net Holdback Consideration multiplied by the number of Deferred Stock Units immediately prior to the Effective Time. Any unvested portion of any Deferred Stock Unit shall be cancelled and the holder of such Deferred

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Stock Unit shall not receive payment for such unvested portion. Prior to the Effective Time, NORD shall take any and all actions necessary to effectuate this Section 2.3(d) . There shall be no outstanding Deferred Stock Unit following the Effective Time.

          2.4      Adjustments to Prevent Dilution. In the event that NORD changes the number of shares of Common Stock, or securities convertible or exchangeable into or exercisable for shares of Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to reflect such change.

          2.5      Payments by PDM USA. At Closing, PDM shall cause PDM USA to pay all outstanding and unpaid NORD Corporate Debt, Transaction Expenses, IPO Transaction Expenses and Deferred Payments.

          2.6      Closing Balance Sheet and Closing Schedule.

                    (a)      Closing Balance Sheet. Not later than two (2) days prior to the Closing Date, NORD shall deliver to PDM USA a balance sheet of NORD as of five (5) business days prior to the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared in accordance with GAAP, consistent with the preparation of the Financial Statements and with the books and records of NORD (which books and records are warranted by NORD to be correct and complete), except as otherwise provided in this Agreement. The cash amount on the Closing Balance Sheet shall not be reduced by any portion of the Advance Fund paid by NORD prior to Closing.

                    (b)      Closing Schedule. Not later than two (2) days prior to the Closing Date, NORD shall deliver to PDM USA a schedule of the Per Share Merger Consideration, calculated in accordance with Schedule 1.5 (the “Closing Schedule”). The Closing Schedule shall be calculated using cash and Liabilities from the Closing Balance Sheet.

          2.7      Holdback. At the Effective Time, PDM shall cause PDM USA to deposit with the Paying Agent cash in an amount equal to the Holdback Amount. The Holdback Amount shall be held in escrow by the Paying Agent during the Holdback Period in accordance with the Holdback Escrow Agreement. The Indemnified Parties may make a claim against the Holdback Amount for Damages as described in Article VIII. The Per Share Net Holdback Consideration shall be paid to the holders of Securities at the end of the Holdback Period by the Paying Agent pursuant to Article VIII.

          2.8      Determinations by NORD. Prior to the Effective Time, NORD shall in its sole discretion make the determinations regarding (a) the acceleration of any vesting of the NORD Options or the Deferred Stock Units or (b) that the Merger immediately triggers severance or change of control payments under Executive Agreements.

          2.9      Deposit Fund. As of the date hereof, PDM shall cause PDM USA to deposit Five Hundred Thousand Dollars (US$500,000) with the Paying Agent ( the “Deposit”). Unless the Closing has already occurred, on each of November 30, 2006 and December 27, 2006, PDM USA shall deposit an additional Two Hundred Fifty Thousand Dollars (US$250,000) on each

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such date with the Paying Agent (collectively with the Deposit, the “Deposit Fund”). The Deposit Fund shall be held by the Paying Agent in accordance with the Deposit Escrow Agreement. At the Effective Time, the Paying Agent shall transfer the Deposit Fund without interest to the Exchange Fund in accordance with the Deposit Escrow Agreement. The fees and expenses of the Paying Agent shall be deducted first from the interest on the Deposit Fund and then from the Deposit Fund. At the Effective Time, the Paying Agent shall pay the remaining interest on the Deposit Fund to PDM USA. If this Agreement is terminated pursuant to Article VII, the Deposit Fund shall be paid to either NORD or PDM USA in accordance with Section 7.6.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PDM, PDM USA AND MERGER SUB

          In order to induce NORD to enter into this Agreement, PDM, PDM USA and Merger Sub represent and warrant to NORD as follows:

          3.1      Organization and Standing. PDM is a corporation duly organized, validly existing and, to the extent such concept is recognized, in good standing under the laws of the Cayman Islands. PDM USA and Merger Sub are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, each with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.

          3.2      Corporate Power and Authority.

                    (a)      Each of PDM, PDM USA and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to approval by the holders of PDM Shares to consummate the Merger. The execution, performance and delivery of this Agreement by each of PDM, PDM USA and Merger Sub has been duly authorized by all necessary corporate action on the part of each of PDM, PDM USA and Merger Sub, and no other corporate proceedings on the part of each of PDM, PDM USA and Merger Sub are necessary to authorize the consummation of the Merger, other than the approval of the holders of the PDM Shares. This Agreement has been duly and validly executed and delivered by each of PDM, PDM USA and Merger Sub, and, assuming the due authorization, execution and delivery by NORD, constitutes a legal, valid and binding obligation of each of PDM, Merger Sub and PDM USA enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

                    (b)      The only vote of holders of PDM Shares necessary to consummate the Merger is the approval and adoption by PDM in a general meeting of holders of PDM Shares, of a resolution passed by 80% or more of the PDM Shares voted at such general meeting. In addition, neither PDM, PDM USA or Merger Sub may complete this Agreement or consummate the Merger if PDM New Shareholders holding 20% or more of the issued share capital of PDM vote against approving this Agreement and the Merger.

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                    (c)      The New Admission Document contains all material information required by Applicable Law and, in relation to PDM and its directors, (i) the information contained in the New Admission Document is, to the best of PDM’s knowledge, in accordance with the facts and contains no omission likely to affect its import, and (ii) all forecasts, expressions of opinion, intention or expectation expressed in the New Admission Document by or on behalf of PDM or its directors are made on reasonable grounds after due and careful consideration and are fairly based. The New Admission Document contains a recommendation of the PDM Board that the holders of PDM Shares vote in favor of the Agreement and the Merger.

          3.3      Conflicts; Consents and Approval. Neither the execution and delivery of this Agreement by PDM, PDM USA or Merger Sub nor the consummation of the transactions contemplated by this Agreement will:

                    (a)      conflict with, or result in a breach of any provision of PDM, PDM USA or Merger Sub’s Charter Documents;

                    (b)      violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Encumbrance upon any of the properties or assets of either PDM, PDM USA or Merger Sub or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which either PDM, PDM USA or, as applicable, is a party;

                    (c)      violate any order, writ, injunction, decree, or, subject to the matters referred to in clauses (i) and (ii) of Section 3.3(d), any Applicable Law in relation to PDM, PDM USA or any of its Subsidiaries or their respective properties or assets; or

                    (d)      require any action or consent or approval of, or review by, or registration or filing by PDM, PDM USA or Merger Sub or any of its Affiliates with, any third party or Governmental Authority, other than (i) compliance with any United States federal and state securities laws and any other applicable takeover laws, (ii) the filing with the Delaware Secretary of State of the Certificate of Merger, and (iii) in relation to the readmission of the PDM Shares and PDM Warrants to trading on AIM;

except in the case of Sections 3.3(b), 3.3(c) and 3.3(d) above for any of the foregoing that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on PDM, PDM USA or Merger Sub on an aggregate basis.

          3.4      Information Supplied. None of the information supplied or to be supplied by PDM specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is mailed to the NORD Stockholders or, at the time of the NORD Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading.

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          3.5      Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of one thousand (1,000) shares of common stock, par value $0.001 per share, all of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by PDM USA or a direct or indirect wholly-owned subsidiary of PDM USA. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

          3.6      Trust Funds; Liquidation.

                    (a)      As of the date hereof, and at all times from the date hereof until the Effective Time and at the Effective Time, PDM has and will have no less than Sixty Million Dollars (US$60,000,000) invested in U.S. government securities in a trust account at a branch of First Republic Bank (the “Trust Account”), held in trust by the American Stock Transfer and Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement. Upon consummation of the Merger and notice thereof to the Trustee, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to PDM the funds and government securities held in the Trust Account, which funds and government securities will be free of any Encumbrance other than any funds paid or payable to holders of PDM Shares who shall have demanded that PDM convert their shares into cash pursuant to Charter Documents, the Original Admission Document or the Investment Management Trust Agreement.

                    (b)      Effective as of the Effective Time, the obligations of PDM to dissolve or liquidate within a specified time period referred to in the Original Admission Document will terminate, and effective as of the Effective Time PDM shall have no obligation whatsoever to dissolve and liquidate the assets of PDM by reason of the consummation of the Merger, and following the Effective Time no holder of PDM Shares shall be entitled to receive funds from the Trust Account except to the extent that such shareholder votes at the EGM (whether in person or by proxy) against the approval of this Agreement or the Merger and demands, prior to such vote, that PDM convert such shareholder’s PDM Shares into cash pursuant to the Original Admission Document, the Investment Management Trust Agreement or the Charter Documents.

          3.7      Ownership of Common Stock. Except as set forth in this Agreement, neither PDM, PDM USA nor Merger Sub nor any of their respective subsidiaries is the beneficial owner of any Common Stock or has entered into any agreement with any Person to acquire any Common Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NORD

          Except as set forth in the NORD Disclosure Schedule that has been prepared by NORD and delivered by NORD to PDM USA and dated the date of this Agreement (the “NORD Disclosure Schedule”) or as disclosed in the NORD SEC Documents (as defined below) filed

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prior to the date of this Agreement if the relevance of such disclosure is reasonably apparent on its face, in order to induce PDM, Merger Sub and PDM USA to enter into this Agreement, NORD hereby represents and warrants to PDM, PDM USA and Merger Sub as follows:

          4.1      Organization and Standing. NORD is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of NORD’s Subsidiaries is an organization duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of NORD and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.1 of the NORD Disclosure Schedule, NORD is not in default in the performance, observance or fulfillment of any provision of the NORD Charter Documents. No Subsidiary of NORD is in default in the performance, observance or fulfillment of any provision of such subsidiary’s certificate of incorporation, bylaws or similar organizational documents. NORD has heretofore furnished or made available to PDM USA complete and correct copies of the NORD Charter Documents and the certificates of incorporation and bylaws or similar organizational documents for each of NORD’s Subsidiaries.

          4.2      Subsidiaries. NORD does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the Subsidiaries set forth in Section 4.2 to the NORD Disclosure Schedule. Except as set forth in Section 4.2 to the NORD Disclosure Schedule, NORD is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Person (except for payments in the ordinary course of business). Except as set forth in Section 4.2 to the NORD Disclosure Schedule, NORD owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of its Subsidiaries. Except as set forth in Section 4.2 to the NORD Disclosure Schedule, each of the outstanding shares of capital stock of each of NORD’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by NORD free and clear of any and all Encumbrances. The following information for each of NORD’s Subsidiaries is set forth in Section 4.2 to the NORD Disclosure Schedule, as applicable: (a) its name and jurisdiction of incorporation or organization; (b) its authorized capital stock or share capital; and (c) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 4.2 to the NORD Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any of NORD’s Subsidiaries, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock or other voting securities or ownership interests of any of NORD’s Subsidiaries.

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          4.3      Corporate Power and Authority. NORD has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to approval by the NORD Stockholders to consummate the Merger. The execution, performance and delivery of this Agreement by NORD has been duly authorized by all necessary corporate action on the part of NORD, and no other corporate proceedings on the part of NORD are necessary to authorize the consummation of the Merger, other than the approval of the NORD Stockholders. This Agreement has been duly and validly executed and delivered by NORD, and, assuming the due authorization, execution and delivery by PDM, PDM USA and Merger Sub, constitutes the legal, valid and binding obligation of NORD enforceable against it in accordance with its terms except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principals of equity.

          4.4      Capitalization of NORD.

                    (a)      NORD’s authorized capital stock consists solely of Fifty Million (50,000,000) shares of Common Stock, of which as of September 30, 2006 (the “Capitalization Date”) (i) Thirty-Three Million Nine Hundred Forty-Three Thousand Forty-Three (33,943,043) shares are issued and outstanding, (ii) Two Million Nine Hundred Thirty-Nine Thousand Nine Hundred Ninety-Eight (2,939,998) shares are reserved for issuance upon the exercise of all outstanding NORD Options, (iii) Five Million Three Hundred Seventy Thousand Three Hundred Ninety-Four (5,370,394) shares are reserved for issuance upon the exercise of all outstanding NORD Warrants, (iv) One Million Sixty Thousand (1,060,000) shares are reserved for issuance upon conversion of outstanding NORD Convertibles and (v) One Hundred Fourteen Thousand Four Hundred Forty-Four (114,444) shares are reserved for issuance in connection with outstanding Deferred Stock Units. No shares of Common Stock are held in the treasury and no shares of preferred stock are authorized. Except as disclosed in Section 4.4(a) to the NORD Disclosure Schedule, since the Capitalization Date through the date hereof, (i) no capital stock of NORD has been issued except pursuant to (A) the employment agreement between NORD and John Perry as described on Section 4.4(a) of the NORD Disclosure Schedule, and (B) the exercise or conversion of NORD Options and NORD Warrants and (ii) no NORD Options or NORD Warrants have been granted. In addition, as described in Section 4.4(a) of the NORD Disclosure Schedule, NORD has issued Deferred Stock Units to certain members of the NORD Board.

                    (b)      Other than as set forth in Section 4.4(a) of this Agreement and on Section 4.4(b) of the NORD Disclosure Schedule, there are no outstanding (i) shares of NORD capital stock or NORD voting securities, (ii) subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any securities of NORD, or (iii) securities that are convertible into or exchangeable for any shares of NORD capital stock or NORD voting securities, and neither NORD nor any of its Subsidiaries has any obligation of any kind to issue any additional securities or to pay for, repurchase, redeem or otherwise acquire any securities of NORD or any of its Subsidiaries or any of their respective predecessors.

                    (c)      None of NORD’s Subsidiaries owns any capital stock of NORD. Each outstanding share of NORD capital stock is, and each share of NORD capital stock that may be

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issued will be, when issued, duly authorized and validly issued, fully paid and nonassessable, and not subject to any preemptive or similar rights. Except as set forth on Section 4.4(c) of the NORD Disclosure Schedule, since January 1, 2003, and to the Knowledge of NORD, prior to January 1, 2003, the issuance and sale of all of the shares of capital stock described in this Section 4.4 have been in compliance in all material respects with United States federal and state securities laws (including the Securities Act). The issuance and sale of all securities convertible into shares of capital stock described in this Section 4.4 have been in compliance in all material respects with United States federal and state securities laws (including the Securities Act). Section 4.4 to the NORD Disclosure Schedule states the number of shares of Common Stock issuable to each holder of NORD Options and NORD Warrants as of the Capitalization Date, including the applicable vesting schedule, exercise price and, in respect of the NORD Options, whether such NORD Option is intended to qualify as an “incentive stock option” (within the meaning of Section 422 of the Code). Except as set forth in Section 4.4 to the NORD Disclosure Schedule, neither NORD nor any of its Subsidiaries has agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person; complete and correct copies of any such agreements have previously been provided or made available to PDM USA. Except as set forth in Section 4.4(c) of the NORD Disclosure Schedule, to the Knowledge of NORD, based on the advice of its professional advisors, NORD has paid or withheld all Taxes necessary or required to be paid or withheld in respect of the NORD Options.

                    (d)      To the Knowledge of NORD, there are no agreements, understandings or arrangements among NORD Stockholders with respect to the voting, sale or other disposition of any shares of capital stock, except as specifically described in this Agreement. Except as set forth in Section 4.4(d) of the NORD Disclosure Schedule, none of the NORD Options or NORD Warrants contains a provision for acceleration of vesting (or lapse of a repurchase right) upon the occurrence of any event or combination of events. Except as set forth in Section 4.4(d) of the NORD Disclosure Schedule, NORD has never adjusted or amended the exercise price of any NORD Options or NORD Warrants previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. NORD has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in NORD’s corporate minutes.

                    (e)      With respect to NORD Options either (i) granted or materially modified after October 3, 2004, or (ii) unvested as of January 1, 2005, except as set forth on Section 4.4(e) of the NORD Disclosure Schedule, the exercise price per share was set at the date of grant at the fair market value of the shares on the date of grant in good faith compliance with any then existing guidance issued by the IRS under Section 409A of the Code in order to avoid the relevant option being treated a deferred compensation under Section 409A of the Code; and NORD has otherwise endeavored to satisfy the requirements of Prop. Treas. Reg. Section 1.409A -1(b)(5), to the extent required as explained in Notice 2006-6, such that the options granted after the issuance of such regulations were otherwise exempt from the application of Code Section 409A.

          4.5      Conflicts; Consents and Approvals. Except as set forth in Section 4.5 of the NORD Disclosure Schedule, neither the execution and delivery of this Agreement by NORD nor the consummation of the transactions contemplated by this Agreement by NORD will:

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                    (a)      conflict with, or result in a breach of any provision of, the NORD Charter Documents;

                    (b)      violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any Encumbrance upon any of the properties or assets of NORD or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which NORD or any of its Subsidiaries is a party;

                    (c)      violate any order, writ, injunction, decree, or, subject to the matters referred to in clauses (i) and (ii) of Section 4.5(d) below, any Applicable Law applicable to NORD or any of its Subsidiaries or any of their respective properties or assets; or

                    (d)      require any action or consent or approval of, or review by, or registration or filing by NORD or any of its Affiliates with, any third party or any Governmental Authority, other than (i) approval of this Agreement and the transactions contemplated by this Agreement by NORD Stockholders, (ii) compliance with any United States federal and state securities laws, and (iii) the filing with the Delaware Secretary of State of the Certificate of Merger;

except in the case of Sections 4.5(b), 4.5(c) and 4.5(d) above for any of the foregoing that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on NORD.

          4.6      Brokerage and Finders’ Fees; Expenses. Except for NORD’s obligations to pay a success fee to Auramet Trading, LLC pursuant to letter agreements between NORD and Auramet Trading, LLC dated September 30, 2005 and June 30, 2006 (true and complete copies of all agreements relating to such obligations having previously been provided or made available to PDM USA), neither NORD nor any director, officer, employee or Subsidiary of NORD, has incurred or will incur on behalf of NORD or its Subsidiaries, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement. Section 4.6 to the NORD Disclosure Schedule discloses NORD’s best estimate as of the date hereof of the maximum aggregate amount of all fees and expenses that will be paid or will be payable after the date hereof by NORD and its Subsidiaries to all attorneys, accountants and investment bankers in connection with the Merger and the transactions contemplated by this Agreement.

          4.7      NORD SEC Documents.

                    (a)      Except as set forth in Section 4.7(a) of the NORD Disclosure Schedule, NORD has timely filed with the Commission all registration statements, prospectuses, forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2003 under the Exchange Act or the Securities Act (as supplemented and amended since the time of filing, collectively, the “NORD SEC Documents”). The NORD SEC Documents, including any financial statements or schedules included in the NORD SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness

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and the dates of mailing, respectively) or, in the case of any NORD SEC Document amended or superseded by a filing prior to the date of this Agreement, then solely on the date of such amending or superseding filing, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of NORD and its Subsidiaries included in the NORD SEC Documents (i) have been prepared from, and are in accordance with, the books and records of NORD and its Subsidiaries, (ii) at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) or, in the case of such NORD SEC Document amended or superseded by a filing prior to the date of this Agreement, then solely on the date of such amending or superseding filing, complied as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iii) were prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-QSB of the Commission), and (iv) fairly present (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of NORD and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows (and changes in financial position, if any) for the periods then ended.

                    (b)      With respect to each Annual Report on Form 10-KSB and each Quarterly Report on Form 10-QSB included in the NORD SEC Documents filed since March 31, 2003, the financial statements and other financial information included in each such NORD SEC Document fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the financial condition and results of operations of NORD as of, and for, the periods presented in the NORD SEC Documents. Since March 31, 2003, NORD’s principal executive officer and its principal financial officer have disclosed to NORD’s auditors and the audit committee of the NORD Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect NORD’s ability to record, process, summarize and report financial information and have identified for NORD’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in NORD’s internal controls over financial reporting and NORD has made available to PDM USA its books and records and the working papers of its auditors that contain written materials relating to the foregoing. Except as set forth on Section 4.7(b) of the NORD Disclosure Schedule, NORD has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to NORD, including its consolidated subsidiaries, is made known to NORD’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the Knowledge of NORD, except as set forth on Section 4.7(b) of the NORD Disclosure Schedule, such disclosure controls and procedures are effective to ensure that all material information required to be included in NORD’s periodic reports required under the Exchange Act is made known on a timely basis to the individuals responsible for filing the NORD SEC Documents. Except as set forth in Section 4.7(b) to the NORD Disclosure Schedule, there are no outstanding loans made

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by NORD or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of NORD. Except as set forth on Section 4.7(b) of the NORD Disclosure Schedule, since the enactment of the Sarbanes-Oxley Act of 2002, neither NORD nor any of its Subsidiaries has made any loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of NORD or any of its Subsidiaries.

          4.8      Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the balance sheet of NORD as of June 30, 2006 included in the NORD SEC Documents, (b) as incurred after the date thereof in the ordinary course of business consistent with prior practice, (c) as contemplated by this Agreement or (d) as set forth in Section 4.8 to the NORD Disclosure Schedule, neither NORD nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, that would be required by GAAP to be reflected on a consolidated balance sheet of NORD and its Subsidiaries (or disclosed in the notes thereto).

          4.9      Information Supplied.

                    (a)      At the date the NORD Proxy Statement is mailed to the NORD Stockholders and at the time of the NORD Stockholders Meeting, the NORD Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading. The representation contained in the immediately preceding sentence will not apply to statements or omissions included in the NORD Proxy Statement based upon information furnished to NORD by PDM USA or Merger Sub specifically for use therein. The NORD Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

                    (b)      None of the information supplied or to be supplied by NORD specifically for inclusion or incorporation by reference in the New Admission Document and EGM Notice will, at the date the New Admission Document and EGM Notice is mailed to the holders of PDM Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading. NORD will promptly bring to the attention of PDM any matter, which would result in an untrue statement or an omission of a material fact required to be stated therein or necessary, in order to make the statements therein in light of the circumstances under which they are made, not misleading.

          4.10      Compliance with Law. The businesses of NORD and its Subsidiaries are not being conducted in violation of any Applicable Law, except as disclosed on Section 4.10 of the NORD Disclosure Schedule and except for violations that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 4.10 to the NORD Disclosure Schedule, no investigation or review by any Governmental Authority with respect to NORD or any of its Subsidiaries is pending or, to the Knowledge of NORD, threatened, nor has any Governmental Authority indicated in writing an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

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          4.11      Litigation. Except as set forth on Section 4.11 of the NORD Disclosure Schedule, there is no Action pending, or, to the Knowledge of NORD, threatened, against NORD or any of its Subsidiaries or any executive officer or director of NORD or any of its Subsidiaries that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Neither NORD nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that would, individually or in the aggregate, insofar as can be reasonably foreseen, have or reasonably be expected to have a Material Adverse Effect.

          4.12      Absence of Certain Changes or Events. Since December 31, 2005, there has not been any Material Adverse Effect or any event, change, effect or development that would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

          4.13      Taxes. Since January 1, 2003, and to the Knowledge of NORD, prior to January 1, 2003, NORD and each of its Subsidiaries has filed all material Tax Returns required to be filed by it. All such Tax Returns were true, correct and complete in all material respects, and NORD and each of its Subsidiaries has paid or caused to be paid all material Taxes in respect of the periods covered by such Tax Returns other than Taxes for which appropriate reserves have been established in accordance with GAAP. Since January 1, 2003, and to the Knowledge of NORD, prior to January 1, 2003, except as set forth on Section 4.13 of the NORD Disclosure Schedule, Each of NORD and its Subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party or in connection with the exercise of NORD Options and NORD Warrants. There are no material Encumbrances on any of the assets of NORD or any of its Subsidiaries that arose in connection with any failure to pay any Tax when due (taking into account relevant extensions), except with respect to such Taxes that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP. There is no Action concerning any material Tax liability of NORD or its Subsidiaries either (a) claimed or raised by any Governmental Authority in writing or (b) as to which any of the directors and officers (and employees responsible for Tax matters) of NORD and its Subsidiaries has knowledge based on the books and records of NORD. No issue has been raised in writing in any examination by any Governmental Authority with respect to NORD or any Subsidiary which, by application of similar principles, reasonably could be expected to result in a proposed material increase in Tax, in excess of that provided for in any reserve for Taxes, for any other period not so examined. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax Return of NORD or any of its Subsidiaries. Neither NORD nor any of its Subsidiaries (a) has been a member of a group filing consolidated returns for federal income Tax purpose (except for the group of which NORD is the common parent), (b) has any liability for the Taxes of any person (other than NORD and its Subsidiaries) under Treasury Regulation Section 1.1502 -6 (or any similar provision of state, local or foreign law), as a transferor or successor, by contract or otherwise, or (c) is a party to any Tax sharing or Tax indemnity agreement or any other agreement of a similar nature involving a material amount of Taxes that remains in effect. NORD has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (a) in the two (2) years prior to the date of this Agreement (or will constitute such a corporation

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in two (2) years prior to this Agreement) or (b) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger. NORD has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No foreign subsidiary of NORD is (a) engaged in a United States trade or business for federal income tax purposes or (b) a passive foreign investment company or a shareholder, directly or indirectly, in a passive foreign investment company, each within the meaning of the Code.

          4.14      Intellectual Property. To the Knowledge of NORD, it and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights used in the conduct of their businesses, except where the failure to own or possess valid rights to such Intellectual Property Rights would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. No NORD Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by NORD or any of its Subsidiaries or restricting the licensing thereof by NORD or any of its Subsidiaries to any Person, except for any judgment, injunction, order, decree or agreement which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. To the Knowledge of NORD, neither it nor any of its Subsidiaries is infringing on any other Person’s Intellectual Property Rights and to the Knowledge of NORD no Person is infringing on any NORD Intellectual Property Rights, except, in either case, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Except for such matters as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (a) neither NORD nor any of its Subsidiaries is a defendant in any Action relating to, or otherwise was notified of, any claim alleging infringement by NORD or any of its Subsidiaries of any other Person’s Intellectual Property Right and (b) NORD and its Subsidiaries have no outstanding claim or suit for any continuing infringement by any other Person of any NORD Intellectual Property Rights.

          4.15      Employee Benefit Plans.

                    (a)      Section 4.15 of the NORD Disclosure Schedule contains a list and brief description of (i) all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “employee welfare benefit plans” (as defined in Section 3(l) of ERISA), and all agreements that are currently in force or that have been entered into since January 1, 2003 that provide for payments or other benefits on retirement, termination, severance or a change of control, to which NORD or any of its Subsidiaries is a party, for the benefit of any present or former officers, employees, directors or independent contractors of NORD or any of its Subsidiaries, (ii) each “employee benefit plan” (as defined in Section 3(3) of ERISA) currently in force or entered into since January 1, 2003, for which NORD could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, and (iii) any employee benefit plan currently in force or entered into since January 1, 2003 in respect of which NORD could incur liability under Section 4212(c) of ERISA (all the foregoing being herein called the “NORD Benefit Plans”). NORD has made available to PDM USA true, complete and correct copies of (i) each NORD Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), along with all amendments thereto, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with

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respect to each NORD Benefit Plan (if any such report was required by Applicable Law), (iii) the most recent summary plan description for each NORD Benefit Plan for which such a summary plan description is required by Applicable Law, and (iv) each currently effective trust agreement and insurance or annuity contract relating to any NORD Benefit Plan.

                    (b)      Except as disclosed in Section 4.15 of the NORD Disclosure Schedule, and except as required by COBRA, none of the NORD Benefit Plan provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director NORD or any of its Subsidiaries. NORD and its Subsidiaries shall remain responsible for the COBRA coverage for any “qualified beneficiary” receiving or eligible for COBRA coverage prior to the Closing Date and any “M&A qualified beneficiary” as such terms are defined under Code Section 4980B and applicable regulations.

                    (c)      Except as disclosed in Section 4.15 of the NORD Disclosure Schedule, to the Knowledge of NORD, NORD and its Subsidiaries and each NORD Benefit Plans has been maintained in material compliance with its constituent documents, the applicable provisions of ERISA, the Code and other applicable laws as to the NORD Benefit Plans. No action, claim or proceeding is pending, or to the Knowledge of NORD, threatened with respect to any NORD Benefit Plan (other than claims for benefits in the ordinary course) and to the Knowledge of NORD, no fact or event exists that could give rise to any such action, claim or proceeding. All reporting, disclosure, and notice requirements of ERISA and the Code have been fully and completely satisfied with respect to each NORD Benefit Plan.

                    (d)      Except as disclosed in Section 4.15 of the NORD Disclosure Schedule, the IRS has issued a favorable determination letter with respect to each NORD Benefit Plan that is intended to be a “qualified plan” (within the meaning of Section 401(a) of the Code) (a “Qualified Plan”). There are no existing circumstances nor any events that have occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or the qualified or registered status of any NORD Benefit Plan or trust maintained outside the United States.

                    (e)      Except as disclosed in Section 4.15 of the NORD Disclosure Schedule, NORD and its Subsidiaries have classified all individuals (including but not limited to independent contractors and leased employees) appropriately under each NORD Benefit Plan; if any individuals have not been appropriately classified under any NORD Benefit Plan or if classification is later determined to be erroneous or is retroactively revised, such error in classification will not cause NORD, its Subsidiaries, PDM, PDM USA or Merger Sub or any of its Affiliates or the affected NORD Benefit Plans to incur any liability, loss or damage.

                    (f)      Payment has been made of all amounts that NORD or its Subsidiaries are required to pay as contributions to the NORD Benefit Plans as of the last day of the most recent fiscal year of each of the plans ended before the date of this Agreement; all benefits accrued but not yet funded under any NORD Benefit Plan will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the interim balance sheet date. All monies withheld from employee paychecks with respect to NORD Benefit Plans have been transferred to the appropriate plan within the time required by applicable law and no later than the Closing Date.

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                    (g)      Except as disclosed in Section 4.15 to the NORD Disclosure Schedule or as provided in Section 2.3(a) of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of NORD or any of its Subsidiaries (either alone or in conjunction with any other event) under any Plan whether or not such payment would constitute a parachute payment (within the meaning of Section 280G of the Code).

          4.16      Contracts.

                    (a)      Except as set forth in Section 4.16 of the NORD Disclosure Schedule, or listed as an exhibit to NORD’s Annual Report on Form 10-KSB for the year ended December 31, 2005 (together with the contracts listed on Section 4.16 of the NORD Disclosure Schedule, the “Material Contracts”), or as set forth in NORD’s Quarterly Reports on Form 10-QSB included in the NORD SEC Documents filed since January 1, 2006, neither NORD nor any of its Subsidiaries is a party to, and none of their respective properties or assets are bound by, any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-B of the Commission). Each such Material Contract is a valid, binding and enforceable obligation of NORD or its Subsidiaries and, to the Knowledge of NORD, of the other party or parties thereto, in accordance with its terms, and in full force and effect, and, upon consummation of the transactions contemplated by this Agreement shall be in full force and effect without penalty or other adverse consequence, except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on NORD and to the extent as may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general principles of equity. As of the date hereof and, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on NORD, as of the Closing Date, neither NORD nor any Subsidiary of NORD has received any notice from any other party to any such Material Contract, and otherwise has no Knowledge that such third party intends to terminate, or not renew any Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect. As of the date hereof, all Material Contracts are either publicly filed with the Commission and available via EDGAR or NORD has made available to PDM USA true and correct copies of all such contracts. Neither NORD nor any of its Subsidiaries, and, to the Knowledge of NORD, no other party thereto, is in violation of or in default under any Material Contract (nor, to the Knowledge of NORD, does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default thereunder by NORD or any of its Subsidiaries or by any third party), except for violations or defaults that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on NORD.

                    (b)      Except as set forth in Section 4.16(b) of the NORD Disclosure Schedule, neither NORD nor any of its Subsidiaries is a party to or otherwise bound by (i) any agreement containing covenants purporting to limit in any material respect the freedom of NORD or any of its Subsidiaries or employees to compete in any line of business or sell, supply or distribute any service or product, in each case, in any geographic area or to hire any individual or group of individuals or any similar obligation or limitation (with such obligation or limitation described in

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Section 4.16(b) of the NORD Disclosure Schedule), (ii) any agreement that, after the Effective Time, would have the effect of limiting in any material respect the freedom of PDM USA or any of its Subsidiaries or employees to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area or to hire any individual or group of individuals or any similar obligation or limitation (with such obligation or limitation described in Section 4.16(b) of the NORD Disclosure Schedule), or (iii) any acquisition agreement containing “earn-out” or other contingent payment obligations.

                    (c)      The contracts related to the option for the Coyote Springs Project, the option for the Mimbres Project and the option for the Texas Arizona Project are valid, binding and enforceable obligations of NORD or its Subsidiaries and, to the Knowledge of NORD, of the other party or parties thereto, in accordance with their terms, and in full force and effect, and, upon consummation of the transactions contemplated by this Agreement shall be in full force and effect without penalty or other adverse consequence, except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on NORD and to the extent as may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general principles of equity. As of the date hereof and, except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on NORD, as of the Closing Date, neither NORD nor any Subsidiary of NORD has received any notice from any other party to the contracts related to the option for the Coyote Springs Project, the option for the Mimbres Project and the option for the Texas Arizona Project, and otherwise has no Knowledge that such third party intends to terminate, or not renew or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect.

          4.17      Indebtedness. Section 4.17 of the NORD Disclosure Schedule sets forth (i) a list of all agreements, instruments and other obligations pursuant to which any indebtedness for borrowed money of NORD or any of its Subsidiaries either (A) in an aggregate principal amount in excess of Twenty-Five Thousand Dollars (US$25,000) is outstanding or may be incurred or (B) from Affiliates of NORD, (ii) the respective principal amounts outstanding thereunder as of the date of this Agreement, and (iii) a list of all agreements that relate to guaranties by NORD or any of its Subsidiaries of the indebtedness of any other Person.

          4.18      Labor Matters.

                    (a)      Neither NORD nor any of its Subsidiaries has any labor contracts (other than the Executive Agreements) or collective bargaining agreements with any persons employed by NORD or any of its Subsidiaries or any persons otherwise performing services primarily for NORD or any of its Subsidiaries. There is no labor strike, grievance, dispute or stoppage pending, or, to the Knowledge of NORD or any of its Subsidiaries, threatened, against NORD or any of its Subsidiaries, and neither NORD nor any of its Subsidiaries has experienced any labor strike, grievance, dispute or stoppage or other material labor difficulty involving its employees since January 1, 2004. To the Knowledge of NORD, since January 1, 2004, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of NORD or any of its Subsidiaries. To the Knowledge of NORD, neither NORD nor any of its Subsidiaries is engaged in any unfair labor practice. To the Knowledge of NORD,

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NORD and its Subsidiaries are in compliance, and at all times since January 1, 2004 have been in compliance in all material respects with Applicable Laws with respect to the employment, dismissal or retraining of employees and independent contractors of NORD and its Subsidiaries. Except as set forth on Section 4.18(a) of the NORD Disclosure Schedule, no employee of NORD or its Subsidiaries has been inappropriately treated as an independent contractor.

                    (b)      As of the date hereof, no executive officer or senior management employee of NORD or any of its Subsidiaries has given notice to NORD or any of its Subsidiaries, nor is NORD or any of its Subsidiaries otherwise aware that any such executive officer or senior management employee intends to terminate his or her employment with NORD or any of its Subsidiaries.

                    (c)      Section 4.18(c) of the NORD Disclosure Schedule lists all outstanding Executive Agreements, copies of which have been made available to PDM. As of the date hereof, to the Knowledge of NORD, no executive officer or senior management employee of NORD or any of its Subsidiaries is in violation in any respect of any term of any employment or services contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer which would reasonably be expected to impede the right of any such executive officer or senior management employee to be employed or engaged by NORD or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by NORD or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

                    (d)      Except as set forth on Section 4.18(d) of the NORD Disclosure Schedule, since January 1, 2003, and to the Knowledge of NORD, prior to January 1, 2003, NORD and its Subsidiaries have in the past been and are in compliance in all material respects with Applicable Laws with respect to employment, employment practices, employee and independent contractor classification, labor relations, safety and health, wages, hours and terms and conditions of employment. Except as set forth on Section 4.18(d) of the NORD Disclosure Schedule, since January 1, 2003, and to the Knowledge of NORD, prior to January 1, 2003, NORD and its Subsidiaries have complied with their payment obligations to all employees of NORD and its Subsidiaries in respect of all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under each NORD policy, practice, agreement, plan, program or Applicable Laws in all material respects.

                    (e)      Except as set forth on Section 4.18(e) of the NORD Disclosure Schedule, neither NORD nor any of its Subsidiaries (i) since January 1, 2006, has made, or promised to make, any salary increase for any officer, director, or employee of NORD or its Subsidiaries, (ii) has any obligation to make any severance or other similar payments under any Executive Agreement, (iii) has any obligation in respect of Deferred Payments or (iv) has any obligation to issue or pay any Common Stock to any employee, director or consultant.

          4.19      Related-Party Transactions. Except in connection with compensation to employees of NORD and its Subsidiaries for services rendered in the ordinary course of business, no officer, director, employee or stockholder of NORD or any Subsidiary, or any family member or Affiliate thereof, is a party to any agreement or transaction with NORD or any Subsidiary (including, but not limited to, any contract, agreement or other arrangement providing

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for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such person). To the Knowledge of NORD, no officer, director, employee or stockholder of NORD or any Subsidiary, or any family member or Affiliate thereof is the direct or indirect owner of an interest in any Person which is a present competitor, supplier or customer of NORD or any Subsidiary (other than not more than 5% equity holdings in publicly held companies), nor does any such Person receive income from any source other than NORD or any Subsidiary, which relates to NORD’s business or any Subsidiary or should properly accrue to NORD or any Subsidiary. Neither NORD nor any Subsidiary is a guarantor or otherwise contractually liable for any actual or potential liability or obligation, whether direct or indirect, of any officer, director, employee or stockholder. Neither NORD nor any Subsidiary (a) owns or operates any vehicles, apartments or other residential or recreational properties or facilities for executive, administrative or sales purposes or (b) owns or pays for any social club memberships, whether or not for the benefit of NORD or any Subsidiary and/or their executives.

          4.20      Insurance.

                    (a)      Section 4.20(a) of the NORD Disclosure Schedule sets forth a list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage and deductibles provided thereunder) maintained by NORD or any of its Subsidiaries.

                    (b)      All of such insurance policies are in full force and effect, and, to the Knowledge of NORD, neither NORD nor any Subsidiary is in default in any material respect with respect to its obligations under any of such insurance policies and has not received any notification of cancellation of any of such insurance policies. NORD has not received any notice that (i) any of such policies has been or will be canceled or terminated or will not be renewed on substantially the same terms as are now in effect or (ii) the premium on any of such policies will be materially increased on the renewal thereof.

          4.21      Opinion of Financial Advisor. The NORD Board has received the written opinion of the Financial Advisor, NORD’s financial advisor, dated on or about the date of this Agreement, to the effect that, as of the date of such opinion, (i) the Per Share Merger Consideration and (ii) the contingent right to receive the Per Share Net Holdback Consideration to be received by the NORD Stockholders pursuant to this Agreement is fair, from a financial point of view, to the NORD Stockholders, other than PDM USA and its Affiliates. NORD shall provide a complete and correct signed copy of such opinion to PDM USA as soon as practicable after the date of this Agreement, solely for information purposes. Such written opinion has not been withdrawn or revoked or otherwise modified in any material respect and NORD has received the consent of the Financial Advisor to include such written opinion in the Proxy Statement on the terms provided in the engagement letter.

          4.22      Board Recommendation; Required Vote. The NORD Board, at a meeting duly called and held, has, by the requisite majority in accordance with NORD’s Charter Documents and Applicable Law, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the NORD Stockholders; (b) declared advisable and in all respects approved and adopted this Agreement, and the transactions contemplated by this Agreement, including the Merger; and (c) resolved to

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recommend that the NORD Stockholders approve and adopt this Agreement and the Merger (the “NORD Board Recommendation”). Except as set forth in Section 6.2(d), the affirmative vote of holders of a majority of the outstanding shares of Common Stock to adopt this Agreement and the Merger is the only vote of the holders of any class or series of capital stock of NORD necessary to adopt this Agreement and approve the transactions contemplated by this Agreement, including the Merger.

          4.23      Section 203 of the DGCL. Prior to the date of this Agreement, the NORD Board has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or the transactions contemplated hereby or thereby, including the Merger, without any further action on the part of the NORD Stockholders or the NORD Board. True and complete copies of all resolutions of the NORD Board reflecting such actions have been previously provided or made available to PDM USA. No other state takeover statute is applicable to the Merger.

          4.24      Property; Improvements; and Water Rights.

                    (a)      Section 4.24(a) of the NORD Disclosure Schedule sets forth a complete and accurate description of all Mineral and Real Properties. In the opinion of NORD, the Mineral and Real Properties comprise all properties necessary for the operation of the Johnson Camp Mine. Except as set forth on (i) Section 4.24(a) of the NORD Disclosure Schedule, (ii) in the SEC Documents, or (iii) as set forth in the public record, NORD and its Subsidiaries have good, valid and marketable title, or valid leasehold rights to, all Mineral and Real Properties free and clear of any and all Encumbrances, other than Permitted Liens, except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect.

                    (b)      Other than as described in Section 4.24(b) of the NORD Disclosure Schedule, (i) all applicable fees of Governmental Authorities required for NORD to hold the unpatented mining and mill site claims included in the Mineral and Real Properties have been paid through August 31, 2007; and (ii) all evidence of payment of such fees and other filings required for NORD to maintain its unpatented mining and mill site claims included in the Mineral and Real Properties in good standing have been properly and timely recorded or filed with the appropriate Governmental Authority.

                    (c)      Section 4.24(c) of the NORD Disclosure Schedule sets forth a description of all Tangible Personal Property and Improvements and its location. Except as set forth in Section 4.24(c) of the Disclosure Schedule, NORD has good, valid and marketable title to, or valid leasehold interest in, all Tangible Personal Property and Improvements free and clear of all Encumbrances, other than Permitted Liens.

                    (d)      Section 4.24(d) of the NORD Disclosure Schedule sets forth a description of all Water Rights. NORD owns all Water Rights free and clear of all Encumbrances, other than Permitted Liens. Except as set forth in Section 4.24(d) of the NORD Disclosure Schedule, in the opinion of NORD, the Water Rights are sufficient for the operation of the Johnson Camp Mine as contemplated in the Feasibility Study, Johnson Camp Copper Project, Cochise County, Arizona, dated October 2005, prepared by Winters, Dorsey & Company, LLC a complete and accurate copy of which has been provided to PDM.

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          4.25      Permits.

                    (a)      Section 4.25(a) of the NORD Disclosure Schedule sets forth a list of all Permits held by NORD in respect of the Johnson Camp Mine. Except as set forth in Section 4.25(b) of the NORD Disclosure Schedule, NORD and each Subsidiary has all Permits required for the operation of the Johnson Camp Mine as currently contemplated. Except as set forth on Section 4.25(a) of the NORD Disclosure Schedule, to the Knowledge of NORD, neither NORD nor any Subsidiary is in default under any of such Permits.

                    (b)      Except as set forth on Section 4.25(b) of the NORD Disclosure Schedule:

                                   (i)      To the Knowledge of NORD, all Permits have been validly issued; and

                                   (ii)     To the Knowledge of NORD, the Johnson Camp Mine is in compliance with all terms and conditions of the Permits, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          4.26      Environmental Matters. Except as set forth on Section 4.26 of the NORD Disclosure Schedule:

                    (a)      NORD is, and since January 1, 2003, has been, in compliance with, and has not been and is not in violation of or liable under, any Environmental Law except for where the failure to comply would not, individually or in the aggregate, have had or reasonably be expected to have had a Material Adverse Effect. NORD does not have any basis to expect nor has it received any actual or threatened order, notice, or other communication from (i) any Government Authority or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which NORD or its Subsidiaries has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by NORD or any other Person since January 1, 2003, for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                    (b)      There are no pending or, to the Knowledge of NORD, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which NORD has or had an interest.

                    (c)      NORD does not have any basis to expect, nor has it received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to

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undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which NORD had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by NORD have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                    (d)      NORD does not have any outstanding Environmental, Health, and Safety Liabilities which have not been remedied in accordance with Environmental Law, and which, if not remedied, reasonably could be expected to have a Material Adverse Effect, with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which NORD, has or had a legal or beneficial ownership interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets. Since January 1, 2003, and to the Knowledge of NORD, prior to January 1, 2003, NORD did not have any Environmental, Health, and Safety Liabilities which were remedied in accordance with Environmental Law, and which, if not remedied, reasonably could be expected to have a Material Adverse Effect, with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which NORD, has or had a legal or beneficial ownership interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

                    (e)      Since January 1, 2003, NORD has been in material compliance with Applicable Laws related to the storage, use and disposal of Hazardous Materials at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent except where the failure to comply would not, individually or in the aggregate, have had or reasonably be expected to have had a Material Adverse Effect. Since January 1, 2003, NORD has conducted Hazardous Activities at the Facilities in material compliance with all applicable Environmental Laws, except where the failure to comply would not, individually or in the aggregate, have had or reasonably be expected to have had a Material Adverse Effect.

                    (f)      Since January 1, 2003, there has been no Release of any Hazardous Materials at or from the Facilities that has not been remediated. Since January 1, 2003, NORD has disposed of Hazardous Materials generated, produced, used, or processed from or by the Facilities, only at waste disposal facilities equipped to handle such Hazardous Materials, as listed on Section 4.26(f) of the NORD Disclosure Schedule.

                    (g)      NORD has made its books and records available to PDM which include all reports, studies, analyses, tests, or monitoring possessed or initiated by NORD pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by NORD, with Environmental Laws.

                    (h)      There are no pending or, to the knowledge of NORD, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which NORD has or had an interest.

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          4.27      Books and Records. To the Knowledge of NORD, the books and records of NORD and its Subsidiaries are complete and accurate in all material respects.

          4.28      Foreign Corrupt Practices Act. Neither NORD nor any Subsidiary has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. There is not now and there has never been, any employment by NORD of any governmental or political official in any country in the world.

ARTICLE V

COVENANTS OF THE PARTIES

          The parties hereto agree that:

          5.1      Mutual Covenants.

                    (a)      Reasonable Best Efforts. Subject to the terms and conditions of this Agreement and except as allowed under Section 5.3(b), each party hereto will use its reasonable best efforts to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including preparing, filing and mailing as promptly as practicable all documentation and all necessary applications, notices, petitions, filings, and other documents, and to obtain as promptly as practicable the Required Approvals.

                    (b)      Public Announcements. PDM, PDM USA and NORD will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except where any requirement of Applicable Law, or any listing agreement with or rules or regulations of any national securities exchange (including, but not limited to, the AIM Rules, the requirements of the London Stock Exchange plc or the Financial Services Authority in the United Kingdom) make it impractical to consult, will not issue any such press release or make any such public statement prior to such consultation.

                    (c)      Conveyance Taxes. PDM, NORD and PDM USA shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. NORD shall be responsible for any such taxes which shall be included in the calculation of Per Share Merger Consideration.

                    (d)      Notice of Certain Events. Each of NORD and PDM USA shall promptly notify the other of:

                                   (i)      any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

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                              (ii)     any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

                              (iii)    any Actions, suits, claims, investigations or proceedings commenced after the date hereof or, to its knowledge, threatened after the date hereof against, relating to or involving or otherwise affecting NORD, PDM, PDM USA or any of their respective subsidiaries that relate to the consummation of the transactions contemplated by this Agreement, including the Merger.

          5.2      Covenants of PDM USA.

                    (a)      Indemnification; Directors’ and Officers’ Insurance.

                              (i)      For a period of two years from the Effective Time, the Surviving Corporation’s Certificate of Incorporation and the Surviving Corporation’s Bylaws shall contain provisions no less favorable with respect to indemnification and advancement of expenses than are set forth in the NORD Charter Documents, in each case as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of two (2) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of NORD or any of its Subsidiaries (the “NORD Indemnified Persons”), unless such modification shall be required by law and then only to the minimum extent required by law; provided, however, that if any claim or claims are asserted against any individual entitled to the protections of such provisions within such two-year period, such provisions shall not be modified until the final disposition of any such claims.

                              (ii)     PDM USA shall cause the Surviving Corporation or PDM USA to obtain and maintain in effect, for a period of two (2) years after the Effective Time, policies of directors’ and officers’ liability insurance on behalf of the NORD Indemnified Persons currently covered by NORD’s directors’ and officers’ liability insurance policy with respect to acts or omissions occurring prior to the Effective Time with at least the same coverage and containing terms and conditions that are not less favorable than those under existing policies.

                              (iii)    If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall cease to continue to exist for any reason or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that PDM or the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 5.2.

                              (iv)     The provisions of this Section 5.2 are intended to be for the benefit of, and shall be enforceable by, each of the NORD Indemnified Persons, his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of PDM and the Surviving Corporation and shall not be amended in a manner that is adverse to the NORD

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Indemnified Persons (including their successors, assigns and heirs) without the consent of the NORD Indemnified Persons (including the successors, assigns and heirs) affected thereby.

                    (b)      Merger Sub Stockholder Approval. If approved by holders of PDM Shares at the EGM (as contemplated by Section 3.2), and unless the Merger Agreement is terminated in accordance with Article VII, PDM USA shall approve the Merger Agreement and related transactions as a stockholder of Merger Sub.

                    (c)      Coyote Springs. PDM acknowledges that, in order to keep its option in respect of the Coyote Springs Project in good standing, NORD is required under the Coyote Springs Option Agreement to, among other things:

                              (i)      incur exploration and development expenditures on or in respect of the Coyote Springs Project of not less than $250,000 no later than January 28, 2007;

                              (ii)     do, record and/or pay for assessment work for the Coyote Springs Project; and

                              (iii)    pay such taxes, fees and rents as may be required to keep the Coyote Springs Project in good standing.

NORD may from time to time present to PDM one or more invoices setting forth the expenditures and payments that NORD has made or proposes to make under the Coyote Springs Option Agreement from the date hereof until the Closing Date (the “Coyote Springs Costs”). PDM shall promptly pay the amounts so invoiced.

                    (d)      Personal Guaranties. From and after the Closing, PDM and PDM USA shall use commercially reasonable efforts to promptly obtain releases of personal guaranties provided by Ron Hirsch and Andy Anderson to Nationwide Funding, LLC and shall indemnify, defend, and hold harmless each of them from any and all liabilities arising after the Closing Date from such guaranties.

          5.3      Covenants of NORD.

                    (a)      Conduct of NORD’s Operations. From the date hereof until the Effective Time, except as (i) contemplated by this Agreement (including without limitation, the right of NORD to incur and pay Transaction Expenses and pay previously accrued IPO Transaction Expenses), (ii) as specifically set forth in the NORD Disclosure Schedule or (iii) for actions approved at the NORD AGM, NORD shall and shall cause each of its Subsidiaries to conduct its business and operate its properties in the ordinary course of business consistent with past practice and NORD shall and shall cause each of its Subsidiaries to use its commercially reasonable efforts to preserve substantially intact its business organization and current relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of PDM USA (which consent shall not be unreasonably withheld or delayed) or as contemplated by this Agreement or as set forth in the NORD Disclosure Schedule, from the date hereof until the Effective Time, neither NORD nor its Subsidiaries shall:

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                              (i)      do or effect any of the following actions with respect to its securities or the securities of its Subsidiaries: (A) adjust, split, combine or reclassify NORD capital stock or that of its Subsidiaries, (B) make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of NORD capital stock or that of its Subsidiaries or any securities or obligations convertible into or exchangeable for any shares of NORD capital stock or that of its Subsidiaries, except that to the extent NORD settles or sells the TMD Claim for payments which remain outstanding as of the Closing Date, prior to the Closing Date NORD may transfer any such deferred payments to a trust or account for the benefit of the NORD Stockholders, (C) grant any person any right or option to acquire any shares of NORD capital stock or that of its Subsidiaries or any other equity-based compensation award based on shares of NORD capital stock or that of its Subsidiaries except pursuant to the NORD Stock Plan and as disclosed in the Proxy Statement or the Executive Agreements, (D) issue, deliver, sell, pledge or encumber or agree to issue, deliver, sell, pledge or encumber any shares of NORD capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of NORD capital stock or such securities (except pursuant to the exercise of NORD Options, NORD Warrants, NORD Convertibles or Deferred Stock Units that are outstanding as of the date of this Agreement and/or that are disclosed in the Proxy Statement, the Executive Agreements or the loan from Nedbank Limited) or the capital stock or such securities of its Subsidiaries, or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of NORD capital stock or that of its Subsidiaries;

                              (ii)     other than capital expenditures permitted by Section 5.3(a)(xvi) of this Agreement, directly or indirectly, sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets (including stock or other ownership interests of its Subsidiaries) (collectively, “Transfers”), other than Transfers in the ordinary course of business consistent with past practice;

                              (iii)    make or propose any changes in the NORD Charter Documents or the organizational documents of any subsidiary;

                              (iv)     merge or consolidate with any other person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization;

                              (v)      other than capital expenditures permitted by Section 5.3(a)(xvi) of this Agreement, acquire assets or capital stock of any other person;

                              (vi)     create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity, or increase the amount of NORD Corporate Debt (such consent not to be unreasonably withheld) or NORD Convertibles outstanding as of the date hereof, other than accrued interest, except that NORD may extend the time for repayment of its loan from Nedbank Limited;

                              (vii)    create any subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its existing subsidiaries;

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                              (viii)   (A) establish, or increase compensation or benefits provided under, any stay bonus, incentive, insurance, severance, termination, change of control, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting or repricing of stock options, stock appreciation rights, performance awards, restricted stock awards or similar instruments), stock purchase or other employee benefit plan, program, policy, or agreement or arrangement, except for increases to base salary in the ordinary course of business consistent with past practices for employees of NORD and its Subsidiaries who earn less than One Hundred Fifty Thousand Dollars (US$150,000) per year, (B) except for acceleration of the vesting of the NORD Options and Deferred Stock Units or except as otherwise contemplated by Section 4.4(d) of the Disclosure Schedule, otherwise increase or accelerate the vesting or payment of the compensation payable or the benefits provided or to become payable or provided to any of its current or former directors, officers, employees, consultants or service providers or those of any of its Subsidiaries, or otherwise pay any amounts not due such individual, (C) except as otherwise contemplated by Section 4.4(d) of the Disclosure Schedule, enter into any new or amend any existing employment or consulting agreement with any director, officer, employee, consultant or service provider or hire or retain the services of any such person, (D) establish, adopt or enter into any collective bargaining agreement, or (E) provide any funding for any rabbi trust or similar arrangement, except in each of clauses (A), (B), (D), and (E) as may be required to comply with Applicable Law, any Plans or existing contractual arrangements;

                              (ix)     enter into, adopt or amend in any manner which would increase costs or benefits thereunder, any Plan (or any new arrangement that would constitute a Plan), except as shall be required by Applicable Laws;

                              (x)      except for the Deferred Payments, take any action that could give rise to severance benefits payable to any employee or any officer or director of NORD or any of its Subsidiaries (including in connection with any post-consummation termination of employment);

                              (xi)     change any method or principle of Tax or financial accounting, except to the extent required by GAAP as advised by NORD’s regular independent accountants;

                              (xii)    renew or enter into any noncompete, exclusivity or similar agreement that would restrict or limit, in any material respect, the operations of NORD or its Subsidiaries, or, after the Effective Time, PDM USA or its Subsidiaries;

                              (xiii)   settle or compromise any material Actions, whether now pending or hereafter made or brought, or waive, release or assign any material rights or claims;

                              (xiv)    (A) enter into any contract that would constitute a Material Contract or any agreement involving anticipated payments from or to NORD over its term greater than Twenty-Five Thousand Dollars (US$25,000), (B) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Material Contract except for the settlement or sale of the TMD Claim and except for the amount paid by NORD to retain the Stockholder Representative;

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                              (xv)     renew, enter into, amend or waive any material right under any contract with or loan to any Affiliate of NORD (other than its direct or indirect wholly-owned Subsidiaries);

                              (xvi)    incur or commit to any capital expenditures in excess of Twenty-Five Thousand Dollars (US$25,000) individually or Fifty Thousand Dollars (US$50,000) in the aggregate except for capital expenditures or other expenditures related to compliance with Environmental Laws, which shall not be in excess of One Hundred Thousand Dollars (US$100,000) in the aggregate;

                              (xvii)   make, revoke or amend any material Tax election, enter into any closing agreement, settle or compromise any claim or assessment with respect to any material Taxes, agree to any adjustment of any material Tax attribute, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any material Taxes; or

                              (xviii)  agree in writing or otherwise to take any of the foregoing actions.

                    (b)      Acquisition Proposals.

                              (i)       NORD agrees that neither it nor any of its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ respective officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant (“Representatives”) retained by it or any of its Subsidiaries) not to, directly or indirectly, (A) initiate, solicit or knowingly encourage or facilitate any inquiries with respect to, or the making of, an Acquisition Proposal, (B) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal, (C) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal or (D) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or propose publicly or agree to do any of the foregoing relating to any Acquisition Proposal.

                              (ii)     Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent NORD or the NORD Board from complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal; provided, however, that if such disclosure has the effect of withdrawing, modifying or qualifying the approval of this Agreement by the NORD Board or the NORD Board Recommendation in a manner adverse to PDM USA, then PDM USA shall have the right to terminate this Agreement to the extent set forth in Section 7.4(a) of this Agreement.

                              (iii)    Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prevent NORD or the NORD Board from at any time prior to, but not after, the time this Agreement and the Merger are adopted by the NORD Stockholders at the NORD Stockholders Meeting, (A) providing information in response to a request therefor by, or engaging in any negotiations or discussions with, a Person who has made

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a bona fide written Acquisition Proposal to the NORD Board after the date hereof which was not solicited by NORD, directly or indirectly, after the date hereof in violation of Section 5.3(b)(i) if the NORD Board receives from such Person an executed confidentiality agreement on customary terms no less favorable to NORD than the Confidentiality Agreement (except that such confidentiality agreement need not contain provisions similar to the financial provisions in the Confidentiality Agreement); or (B) recommending such an unsolicited bona fide written Acquisition Proposal to the NORD Stockholders, if and only to the extent that, (1) in each such case referred to in clause (A) or (B) above, the NORD Board determines in good faith after consultation with outside legal counsel that a failure to take such action would be reasonably likely to result in a breach by its directors of their respective fiduciary duties under Applicable Law, and (2) in the case of clause (A) above, the NORD Board determines in good faith after consultation with outside legal counsel and outside financial advisors that there is a reasonable likelihood that such Acquisition Proposal reasonably could be expected to result in a Superior Proposal; and (3) in the case of clause (B) above, the NORD Board determines in good faith that such Acquisition Proposal (in the form, other than immaterial changes, that was the subject of the Superior Proposal Notice, as defined below) constitutes a Superior Proposal and PDM USA shall have received written notice (the “Superior Proposal Notice”) of NORD’s intention to take the action referred to in clause (B) at least seventy-two (72) hours prior to the taking of such action by NORD (the “Waiting Period”); provided, however, that the NORD Board continues to believe, after taking into account any modifications to the terms of the transaction contemplated by this Agreement that are proposed by PDM USA after its receipt of the Superior Proposal Notice (with respect to which modifications NORD and PDM USA shall endeavor to negotiate in good faith), that such Acquisition Proposal constitutes a Superior Proposal. If the NORD Board recommends an unsolicited bona fide written Acquisition Proposal pursuant to clause (B) above, then PDM USA shall be entitled to terminate this Agreement pursuant to Section 7.4(a) of the Agreement.

                              (iv)     NORD agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person (other than the parties hereto) conducted heretofore with respect to any Acquisition Proposal. NORD agrees that it will take the necessary steps to promptly inform the officers, directors, employees and Representatives of NORD and its Subsidiaries of the obligations undertaken in this Section 5.3(b) . NORD also agrees promptly, but, in any event, within five (5) business days after the date of this Agreement, to request the return or destruction of all confidential information and materials provided prior to the date of this Agreement by it, its Subsidiaries or their respective Representatives to any Person (other than the parties hereto) that has executed a confidentiality agreement within the last twelve (12) months prior to the date hereof in connection with its consideration or making of any Acquisition Proposal.

                              (v)      From and after the execution of this Agreement, NORD shall promptly, orally notify PDM USA of any request for information or any inquiries, proposals or offers relating to an Acquisition Proposal indicating, in connection with such notice, the name of such Person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers and NORD shall provide to PDM USA written notice of any such inquiry, proposal or offer within twenty-four (24) hours of such event. NORD shall keep PDM USA informed orally on a reasonably current basis of the status of any Acquisition Proposal, including with respect to the status and material terms of any such proposal or offer

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and whether any such proposal or offer has been definitively withdrawn or rejected. NORD also agrees to provide to PDM USA any material non-public information regarding NORD (not theretofore provided or made available to PDM USA) that it is providing to another Person pursuant to this Section 5.3(b)(v) promptly after it provides such information to such other Person.

                              (vi)     Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(b) by any officer, director or employee of NORD or any of its Subsidiaries or any Representative of NORD or any of its Subsidiaries shall be deemed to be a breach of this Section 5.3(b) by NORD.

                    (c)      Third Party Standstill Agreements. During the period from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement: (i) NORD shall not (and shall not agree to, and shall not permit any of its Subsidiaries to or to agree to) terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party (other than any involving PDM USA or its Subsidiaries); and (ii) NORD shall use its commercially reasonable efforts to enforce, to the fullest extent permitted under Applicable Law, the provisions of any such agreements, including, if so requested by PDM USA and at PDM USA’s expense, seeking injunctions to prevent any breaches of such confidentiality or standstill agreements and enforcing specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

                    (d)      Access. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, NORD shall (i) give PDM USA and its Representatives reasonable access during normal business hours to the offices, properties, books and records of NORD and its Subsidiaries, (ii) furnish to PDM USA and its Representatives such financial and operating data and other information as such Persons may reasonably request (including furnishing to PDM USA NORD’s financial results in advance of filing any NORD SEC Documents containing such financial results), and (iii) instruct the employees and Representatives of NORD and its Subsidiaries to cooperate with PDM USA in its investigation of NORD and its Subsidiaries. Any investigation pursuant to this Section 5.3(d) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of NORD and its Subsidiaries. No information or knowledge obtained by PDM USA in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by NORD hereunder.

                    (e)      Closing Balance Sheet and Closing Schedule. NORD shall deliver the Closing Balance Sheet and Closing Schedule as described in Section 2.6 to PDM USA, subject to review and comment by PDM USA.

                    (f)      AGM Proxy Statement. NORD shall, at NORD’s discretion, either (i) supplement or amend the AGM Proxy Statement to provide the NORD Stockholders with appropriate disclosure regarding the Merger and this Agreement reasonably prior to the NORD AGM, or (ii) provide the NORD Stockholders with notice of a special NORD Stockholders Meeting to consider the vote upon approval of this Agreement and the Merger, together with a separate Proxy Statement with appropriate disclosure regarding the Merger and this Agreement, reasonably prior to such special NORD Stockholders Meeting.

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                    (g)      401(k) Plan. At least one day prior to the Closing Date, NORD’s board of directors shall resolve to terminate NORD’s 401(k) plan.

ARTICLE VI

CONDITIONS TO THE MERGER

               6.1      Conditions to Obligations of PDM USA and Merger Sub. The obligation of PDM USA and Merger Sub to consummate the Merger shall also be subject to the satisfaction or waiver by PDM USA at or prior to the Closing of the following conditions:

                    (a)      The representations and warranties set forth in Article IV shall have been true and correct on the date hereof (without giving effect to any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties and except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), and shall be true and correct in all material respects on the Closing Date as if made on the Closing Date (without giving effect to any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications contained or incorporated directly or indirectly in such representations and warranties and except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

                    (b)      NORD shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” or “Material Adverse Effect,” in which case NORD shall have performed and complied with all of such covenants in all respects through the Closing.

                    (c)      NORD shall have entered into agreements in the form mutually agreed by the parties on the date hereof with the owners of the Coyote Springs Project and the Mimbres Project whereby payments to maintain the options for the purchase of the Coyote Springs Project and the Mimbres Project will be paid solely in cash or, at the option of PDM, in shares of PDM.

                    (d)      NORD shall have delivered to PDM USA a certificate duly executed by NORD’s chief executive officer and chief financial officer on behalf of NORD to the effect that each of the conditions specified above in Sections 6.1(a) through (b) is satisfied in all respects.

                    (e)      No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority of competent jurisdiction which is then in effect and which prohibits the consummation of the Merger.

                    (f)      This Agreement shall have been approved and adopted by the NORD Stockholders in accordance with Applicable Law, Section 6.2(d) and the NORD Charter Documents.

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                    (g)      This Agreement and the Merger shall have been approved and adopted by PDM at the EGM, by a resolution passed by 80% or more of the PDM Shares voted at the EGM. In addition, PDM New Shareholders holding 20% or more of the issued PDM Shares shall not have voted against approving this Agreement or the Merger.

                    (h)      CuShaman LLC, as the representative of the NORD Stockholders, shall have executed the Holdback Escrow Agreement.

                    (i)      No events, effects, violations or breaches shall have occurred since the date hereof which have had, or are likely to have, a Material Adverse Effect on NORD.

                    (j)      NORD shall have filed its tax returns on Form 5500 related to its 401(k) plan with the United States Department of Labor and shall have notified the 401(k) plan participants of the termination of the 401(k) plan.

                    (k)      At the Closing, NORD shall have delivered or caused to be delivered to PDM USA all of the agreements, instruments and documents required to be delivered to PDM USA or PDM pursuant to the foregoing provisions of this Section 6.1, together with:

                              (i)      the written and, other than with reference to the consummation of the Merger, unconditional resignations of all of the current members of the board of directors and of the current officers of NORD (other than those offices to which Merger Sub has appointed such current officer), effective as of the Effective Time;

                              (ii)     certificates dated as of a date within a reasonable period of time prior to the Closing Date as to the good standing of NORD, executed by the appropriate officials of the State of Delaware and each other jurisdiction in which the Company is licensed or qualified to do business as a foreign corporation, as specified in Section 4.1 of the Disclosure Schedules;

                              (iii)    a certificate signed by the Paying Agent certifying the number of outstanding shares of Common Stock as of the Effective Time;

                              (iv)     a legal opinion of Lewis & Roca LLP, special counsel to NORD, substantially in the form mutually agreed to by the parties on the date hereof;

                              (v)      a certificate signed by the secretary of the Company certifying, as complete and accurate as of the Closing Date, (i) the NORD Charter Documents, and (ii) the resolutions or actions of each of the NORD Stockholders and the NORD Board approving the execution, delivery and performance of this Agreement and the consummation of the Merger; and

                              (vi)     a pay off letter or similar paid-in-full receipt from holders of NORD Corporate Debt, UCC-3 terminations of financing statements encumbering any property of NORD, releases of deeds of trust on NORD property and any other documents reasonably requested by PDM’s counsel in connection with the repayment in full of the NORD Corporate Debt and the termination of the security interests and liens on the Johnson Camp Mine or the properties of any Subsidiary of NORD.

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          6.2      Conditions to Obligation of NORD. The obligation of NORD to consummate the Merger shall also be subject to the satisfaction or waiver by NORD at or prior to the Effective Time of the following conditions:

                    (a)      The representations and warranties set forth in Article III shall have been true and correct on the date hereof (without giving effect to any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications contained or incorporated directly or indirectly in such representations and warranties and except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), and shall be true and correct in all material respects on the Closing Date as if made on the Closing Date (without giving effect to any “Material Adverse Effect” or other materiality qualifications, or any similar qualifications contained or incorporated directly or indirectly in such representations and warranties and except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date), with only such exceptions as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

                    (b)      PDM, PDM USA and Merger Sub shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” or “Material Adverse Effect,” in which case PDM, PDM USA and Merger Sub shall have performed and complied with all of such covenants in all respects through the Closing.

                    (c)      Each of PDM and PDM USA shall have delivered to NORD a certificate executed by PDM USA’s chief executive officer and chief financial officer, as applicable, on behalf of PDM and PDM USA, as applicable, to the effect that each of the conditions specified above in Sections 6.2(a) through (b) is satisfied in all respects.

                    (d)      The Key Stockholders plus the holders of a majority of the outstanding shares of Common Stock held by the NORD Stockholders (other than the Key Stockholders) who or which attend and are entitled to vote at the NORD Stockholders Meeting (whether in person or by proxy) and the holders of a majority of the outstanding shares of Common Stock held by the NORD Stockholders who are entitled to vote at the NORD Stockholders Meeting (whether in person or by proxy) shall have adopted this Agreement and the Merger in accordance with Applicable Law and the NORD Charter Documents.

                    (e)      No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority of competent jurisdiction which is then in effect and which prohibits the consummation of the Merger.

ARTICLE VII

TERMINATION; FEES AND EXPENSES

          7.1      Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the

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adoption and approval of this Agreement by the NORD Stockholders referred to in Section 6.2(d) or the holders of PDM Shares referred to in Section 6.1(g), by mutual written consent of NORD and PDM USA by action of their respective boards of directors.

          7.2      Termination by Either PDM USA or NORD. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the respective board of directors of either PDM, PDM USA, Merger Sub or NORD if:

                    (a)      notwithstanding the curative provisions set forth in Sections 7.3(a) and 7.4(b), the Merger shall not have been consummated by February 15, 2007 (the “Termination Date”) whether such date is before or after the date of the adoption and approval of this Agreement and the Merger by the NORD Stockholders and the holders of PDM Shares; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to any party whose breach of any obligation under this Agreement results in the failure of the Merger to be consummated by the Termination Date;

                    (b)      the adoption and approval by the NORD Stockholders required by Section 6.2(d) shall not have been obtained at the NORD Stockholders Meeting (after giving effect to all adjournments or postponements thereof);

                    (c)      the adoption and approval by the holders of PDM Shares required by Section 6.1(g) shall not have been obtained at the EGM (after giving effect to all adjournments or postponements thereof) on or prior to December 29, 2006; or

                    (d)      any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable, whether before or after the adoption and approval of this Agreement by the NORD Stockholders and the holders of PDM Shares.

          7.3      Termination by NORD. This Agreement may be terminated and the Merger may be abandoned by NORD:

                    (a)      at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the NORD Stockholders and/or the holders of PDM Shares, if there has been a material breach of any representation, warranty, covenant or agreement made by PDM, PDM USA or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue or incorrect after the execution of this Agreement, in each case such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied and such breach or failure to be true and correct is not cured within 30 calendar days following receipt of written notice from NORD of such breach or failure (or such longer period reasonably agreed to by NORD during which PDM, PDM USA or Merger Sub exercises reasonable best efforts to cure);

                    (b)      at any time before the adoption and approval of this Agreement by the NORD Stockholders and the holders of PDM Shares in order for NORD to enter into an agreement with respect to a Superior Proposal if NORD has taken the action referred to in Section 5.3(b)(iii)(B) and has otherwise complied with its obligations under Section 5.3(b) of the

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Agreement as they pertain to the Acquisition Proposal that is the subject of the Superior Proposal Notice; provided, however, that prior to or concurrent with any termination pursuant to this Section 7.3(b) NORD shall have paid to PDM USA the Termination Fee in accordance with Section 7.6; or

                    (c)      if the PDM Board shall have withdrawn, qualified or modified its approval of this Agreement or its recommendation contained in Section 1.8(a), or shall have resolved to do any of the foregoing in a manner adverse to NORD.

          7.4      Termination by PDM USA. This Agreement may be terminated and the Merger may be abandoned by PDM, PDM USA or Merger Sub:

                    (a)      if the NORD Board shall have withdrawn, qualified or modified its approval of this Agreement or the NORD Board Recommendation or approved or recommended any Acquisition Proposal (other than this Agreement and the Merger), or shall have resolved to do any of the foregoing; or

                    (b)      at any time prior to the Effective Time, whether before or after the adoption and approval of this Agreement by the NORD Stockholders and/or the holders of PDM Shares, if there has been a material breach of any representation, warranty, covenant or agreement made by NORD in this Agreement (including the covenants contained in Section 5.3), or any such representation and warranty shall have become untrue or incorrect after the execution of this Agreement, such that the conditions set forth in Section 6.1(a) or 6.1(b) would not be satisfied and such breach or failure to be true and correct is not cured within 30 calendar days following receipt of written notice from PDM USA of such breach or failure (or such longer period reasonably agreed to by PDM USA during which NORD exercises reasonable best efforts to cure).

          7.5      Effect of Termination and Abandonment. In the event of a termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives), other than the provisions of this Section 7.5 and Section 7.6; provided, however, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

          7.6      Fees and Expenses.

                    (a)      In the event that:

                              (i)      (A) PDM or PDM USA shall have terminated this Agreement pursuant to Section 7.4(b) by reason of NORD’s material breach of any representation, warranty or covenant made by NORD in this Agreement even after (1) approval of this Agreement and the Merger by the holders of PDM Shares in accordance with Agreement and (2) application has been made for the Admission of the enlarged PDM for Admission as required under the AIM Rules and the rules and requirements of the London Stock Exchange; or (B)(1) PDM USA or NORD shall have terminated this Agreement pursuant to Section 7.2(a); (2) on or prior to such time any Person (other than PDM USA) shall have made (or publicly disclosed its intention to

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make) and not withdrawn an Acquisition Proposal or a Superior Proposal (collectively, a “Covered Proposal”); (3) within twelve (12) months of termination of this Agreement, NORD enters into an agreement with respect to the Covered Proposal; and (4) such Covered Proposal is thereafter consummated at any time;

                              (ii)     NORD shall have terminated this Agreement pursuant to Section 7.3(b), or

                              (iii)    PDM or PDM USA shall have terminated this Agreement pursuant to Section 7.4(a),

then, in any such event, NORD shall pay to PDM USA the Termination Fee in cash; provided that, in the case of clauses (i)(B), and (ii) above, in addition to the Termination Fee, NORD shall pay to PDM USA the amounts advanced by PDM to NORD pursuant to the Confidentiality Agreement. Any Termination Fee that becomes payable shall be paid (i) in the case of clause (i) above, not later than the date on which NORD consummates a Covered Proposal, (ii) in the case of clause (ii) above, not later than the second business day after the date that the Agreement is terminated, and (iii) in the case of clause (iii) above, immediately prior to or concurrently with the termination of the Agreement, in each case payable by wire transfer of same day funds.

                    (b)      In the event that NORD shall have terminated this Agreement pursuant to Section 7.3(a) or Section 7.3(c), then, in any such event, PDM shall pay to NORD the Termination Fee less the Deposit Fund paid to NORD, if applicable, in cash. Any Termination Fee that becomes payable shall be paid not later than the second business day after the date that the Agreement is terminated, by wire transfer of same day funds.

                    (c)      In the event that NORD shall have terminated this Agreement pursuant to Section 7.2(c), the outstanding balance in the Deposit Fund as of the earlier of: (i) the date of the EGM or (ii) December 29, 2006, shall be transferred to NORD in accordance with the Deposit Escrow Agreement and PDM and PDM USA shall have no further payment obligation pursuant to Section 2.9. If the EGM occurs prior to November 30, 2006, and the holders of the PDM Shares do not approve the Merger, PDM shall cause PDM USA to pay NORD the November 30, 2006 payment set forth in Section 2.9, which shall be deemed to be part of the Deposit Fund (to the extent not already paid into the Deposit Fund). To the extent NORD receives the Deposit Fund pursuant to this section and to the extent that PDM otherwise owes NORD a Termination Fee under this Section 7.6, such Termination Fee shall be reduced by the payment of the Deposit Fund.

                    (d)      In the event that PDM or PDM USA shall have terminated this Agreement pursuant to Section 7.2(b), the outstanding balance in the Deposit Fund shall be transferred to PDM in accordance with the Deposit Escrow Agreement and PDM shall have no further payment obligation pursuant to Section 2.9. PDM’s receipt of the Deposit Fund shall not reduce any Termination Fee otherwise owed by NORD pursuant to this Section 7.6, if any.

                    (e)      Each of PDM USA and NORD acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither PDM USA nor NORD would enter into

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this Agreement; accordingly, if a party (the “Paying Party”) fails to promptly pay any amount due pursuant to this Section 7.6, and, in order to obtain such payment, the party entitled to payment (the “Recipient Party”) commences a suit that results in a judgment against the Paying Party for the fees set forth in this Section 7.6 or any portion of such fees, the Paying Party shall pay to the Recipient Party its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the fees at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

                    (f)      Except as specifically provided in this Section 7.6, if there is a termination pursuant to this Article VII, then all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party hereto incurring such expenses, except that NORD shall reimburse PDM for all amounts paid to NORD pursuant to Section 5.2(c) . NORD shall have no obligation to repay to PDM amounts paid by PDM to NORD pursuant to the Confidentiality Agreement and PDM shall have no further obligation to pay any amounts owed to NORD at the Closing Date under the Confidentiality Agreement.

ARTICLE VIII

HOLDBACK

          8.1      Holdback. The Holdback Amount shall be used to indemnify, defend and hold harmless the Indemnified Parties from and against any and all Damages, without duplication, arising from or relating to (a) inaccuracies in the Closing Schedule; (b) inaccuracies in the Closing Balance Sheet; or (c) breaches by NORD of the representations and warranties contained in Sections 4.4, 4.18(e), and 4.19 (regardless of the survival provisions contained in Section 9.1), (d) costs and expenses, on a Dollar-for-Dollar basis, connected with the cancellation or termination of the NORD Options set forth on Schedule 2.3, (e) costs and expenses, on a Dollar-for-Dollar basis, connected with the termination of NORD’s 401(k) plan and distribution of the accounts to the participants; provided that the right of the Indemnified Parties to all or any portion of the Holdback Amount for Damages arising from breaches of the representations and warranties contained in Section 4.18(e) shall not exceed in the aggregate Five Hundred Thousand Dollars (US$500,000); provided, further, that the right of the Indemnified Parties to all or any portion of the Holdback Amount for Damages related to clause (d) above shall not exceed in the aggregate Twenty Five Thousand Dollars (US$25,000); provided, further, that the right of the Indemnified Parties to all or any parts of the Holdback Amount for Damages related to clause (e) above shall not exceed in the aggregate One Hundred Thousand Dollars (US$100,000); provided, further, that the Indemnified Parties shall not be entitled to all or any portion of the Holdback Amount until the Damages suffered by the Indemnified Parties exceeds in the aggregate Fifty Thousand Dollars (US$50,000) except Damages related to clauses (d) and (e) above, whereafter the Indemnified Parties shall be entitled to use the Holdback Amount for all Damages suffered by the Indemnified Parties, including the initial Fifty Thousand Dollars (US$50,000). The Indemnified Parties shall promptly make a claim for Damages. If the Indemnified Parties have made no claim for Damages during the Holdback Period, then the Paying Agent shall pay to each holder of Securities the Per Share Net Holdback Consideration attributable to such Securities. If, however, any one or more of the Indemnified Parties have

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made a claim for Damages on or before the end of the Holdback Period, then the Paying Agent shall retain the Holdback Amount (to the extent of the claim for Damages and reasonable estimated expenses) pending final resolution of such claims for Damages. Upon final resolution of such claim for Damages, the Paying Agent shall pay to each holder of Securities the remaining amount of the Per Share Net Holdback Consideration for such Securities. Any interest earned on the Holdback Amount during the Holdback Period shall first be used to pay any costs, fees or expenses owed the Paying Agent under the Holdback Escrow Agreement or in respect of the distribution of the Holdback Amount and any remainder shall be paid to PDM USA. Any costs, fees or expenses owed the Paying Agent under the Holdback Escrow Agreement or in respect of the distribution of the Holdback Amount in excess of interest earned on the Holdback Amount during the Holdback Period shall be deducted from the Holdback Amount.

          8.2      Arbitration. The Indemnified Parties and the Stockholder Representative will attempt to resolve a claim against the Holdback Amount for Damages. At any time, either party may demand arbitration of the matter, which arbitration shall be conducted by a single arbitrator in accordance with the procedures established by JAMS. The Indemnified Party asserting the claim and the Stockholder Representative shall agree on the arbitrator, provided that if the Indemnified Party asserting the claim and the Stockholder Representative shall cannot agree on such arbitrator within ten (10) days, then the arbitrator shall be appointed by JAMS. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing discovery of information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that the discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable Law and with this Agreement, and shall be supported by written findings of fact and conclusion of law, which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim shall be binding and conclusive upon the Indemnified Parties, the NORD Stockholders, the Stockholder Representative and, notwithstanding any other provision of this Article VIII, the Paying Agent, if applicable, shall be entitled to make or withhold payments out of the Holdback Amount in accordance therewith.

          8.3      Stockholder Representative.

                    (a)      The Stockholder Representative shall be the exclusive agent of the holders of NORD Securities, to do the following: (i) to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, make claims and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims made or any other action to be taken by or on behalf of any holder of NORD Securities in connection with the Holdback Amount, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing and (ii) to take any actions required of the NORD Stockholders under the Holdback Escrow Agreement. The Indemnified Parties may rely on the Stockholder Representative as the exclusive agent of the

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holders of NORD Securities under this Agreement and shall incur no liability to any party with respect to any action taken or suffered by it in reliance thereon.

                    (b)      The Stockholder Representative shall not be liable for any act as Stockholder Representative done or omitted hereunder except as a result of its own wilful misconduct or gross negligence. Any act done or omitted pursuant to the advice of counsel shall not be considered to constitute wilful misconduct or gross negligence and the Stockholder Representative shall have no liability for such act done or omitted. The holders of NORD Securities shall severally indemnify the Stockholder Representative and hold such agent harmless against any loss, liability or expense incurred without bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder. The Stockholder

Representative shall not, by virtue of being the Stockholder Representative, incur any obligation or liability to the Indemnified Parties. The Indemnified Parties may rely on the Stockholder Representative as the exclusive agent of the holders of NORD Securities under this Agreement and shall incur no liability to any party with respect to any action or suffered by it in reliance thereon.

ARTICLE IX

MISCELLANEOUS

          9.1      Non-Survival of Representations and Warranties. Except as set forth in the Holdback Escrow Agreement, the representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement. Notwithstanding the foregoing, the agreements and covenants which by their nature are to be performed following the Effective Time, shall survive consummation of the Merger.

          9.2      Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or delivered by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

(a)	if to PDM, PDM USA or Merger Sub:

Platinum Diversified Mining USA, Inc. 152 West 57th Street 54th Floor New York, NY 10014 Attention: Corporate Secretary Facsimile: (212) 581-0002

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with a copy to:

Holland & Hart LLP Attention: Kevin W. Johnson
555 Seventeenth Street
Suite 3200
Denver, Colorado 80202 Facsimile: (303) 295-8261

(b)	if to NORD:

NORD Resources Corporation Attention: Ronald A. Hirsch
1 West Wetmore Road, Suite 203
Tucson, Arizona 85705 Facsimile: (520) 292-0268

with a copy to:

Lang Michener LLP
Attention: Stephen D. Wortley 1500-1055 West Georgia Street Vancouver, British Columbia V6E 4N7 Facsimile: (604) 893-2378

          9.3      Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Information disclosed in one section of the NORD Disclosure Schedule shall be integrated into another section of the NORD Disclosure Schedule without the necessity of a cross-reference to the extent its applicability thereto is readily apparent.

          9.4      Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same agreement. The parties hereto may execute more than one copy of this Agreement, each of which shall constitute an original.

          9.5      Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties hereto and thereto and supersede all prior agreements and understandings, agreements or representations by or among the parties hereto and thereto, written and oral, with respect to the subject matter hereof and thereof.

Execution Version

          9.6      Third-Party Beneficiaries. Except for the agreements set forth in Section 5.2(a), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

          9.7      Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Except as set forth in Section 8.2, all Actions arising out of or relating to this Agreement and the Confidentiality Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware.

          9.8      Consent to Jurisdiction; Venue.

                    (a)      Except as set forth in Section 8.2, each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any Action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                    (b)      Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other Action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

                    (c)      Waiver of Jury Trial. THE PARTIES EACH HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS. The scope of this waiver is intended to be all encompassing of any and all Actions that may be filed in any court and that relate to the subject matter of any Transactions, including, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each Party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO. In the event of an Action, this Agreement may be filed as a written consent to trial by a judge.

          9.9      Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties hereto acknowledges and agrees that, in addition to all

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other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance; provided, that such party hereto was not in material default hereunder at the time of the other party’s material breach of the Agreement. The parties hereto agree that if PDM USA, Merger Sub or NORD shall have failed to perform its obligations under this Agreement, then the party hereto seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against another party hereto for any failure to perform its obligations under this Agreement.

          9.10      Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Notwithstanding the foregoing, PDM, PDM USA and Merger Sub, prior to NORD mailing its Proxy Statement for the NORD Stockholders Meeting, may without such consent assign or delegate its rights and obligations hereunder or under any instrument executed or delivered in connection herewith to a wholly-owned subsidiary of PDM and its Subsidiary, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

          9.11      Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the Merger by the NORD Stockholders; provided, however, that after any such approval, no amendment shall be made that by law requires further approval by the NORD Stockholders and the holders of PDM Shares without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          9.12      Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights and the single or partial exercise of any rights hereof shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          9.13      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Execution Version

          IN WITNESS WHEREOF, PDM, PDM USA, Merger Sub and NORD have signed this Agreement as of the date first written above.

PLATINUM DIVERSIFIED MINING, INC.

By: /s/ Bobby E. Cooper
Name: Bobby E. Cooper
Title: Chief Executive Officer

PLATINUM DIVERSIFIED MINING USA, INC.

By: /s/ Bobby E. Cooper
Name: Bobby E. Cooper
Title: Chief Executive Officer

PDM MERGER CORP.

By: /s/ Thomas A. Loucks
Name: Thomas A. Loucks
Title: President

NORD RESOURCES CORPORATION

By: /s/ Ronald A. Hirsch
Name: Ronald A. Hirsch
Title: Chairman

[Merger Agreement Signature Page]

Schedule 1.1

Transaction Expenses

Transaction Expense	Estimated Amount
Legal Fees: 1. Lang Michener LLP 2. Potter Anderson & Carroon LLP 3. Bullivant Houser Bailey PC 4. DeConcini, McDonald, Yetwin & Lacy 5. Lewis and Roca LLP 6. Hammonds	Not Applicable
Accounting Fees: 1. Mayer Hoffman McCann, PC 2.	Not Applicable
Proxy Fees: 1. Morrow & Company 2. ADP 3. Printing & Mailing 4. DTC	Not Applicable

Schedule 1.2

Excluded Liabilities

1.	Accrued interest on Javernick Equipment loan, aka McGuire Machinery (Account 2260.2)

2.	Accrued interest associated with Clarence Kirkland long term disability benefit

3.	Accrued liability for Clarence Kirkland long term disability benefit (Account 2264.1)

4.	Accrued pension liability (Account 2261)

5.	Accrued property tax (Account 2263)

6.	Any net outstanding discount on warrants issued (Accounts 2272.2, 2272.1, 2271.2, 2271.1)

7.	Note payable to Javernick Equipment (Account 2246)

8.	Amounts payable pursuant to Santa Barbara Lease Agreement (Accounts 2234, 2265)

9.	Accrued reclamation (Account 1850)

Schedule 1.3

Estimated Corporate Debt

Amount

Nedbank Bridge Loan	$4,900,000

Revolving Line of Credit Agreement	$564,813

Total	$5,464,813

Schedule 1.4

Estimated Deferred Payments

Amount
Employment Arrangements (Bonus and Severance)

Ronald Hirsch	$300,000
John Perry	$525,000
Erland Anderson	$450,000
Payroll Taxes	$36,008
Total	$1,311,008

Accrued Salaries and Consulting Fees

Ronald Hirsch Consulting	$295,000
Ronald Hirsch Salary	$550,000
Erland Anderson Salary	$367,833
Accrued Payroll Taxes	$60,000
Total	$1,272,833

Nick Tintor Settlement	$163,000

TMD Settlement
Cash	$315,000
Current liabilities	$101,000
Total	$416,000

Retention Bonus	$112,500

Total	$3,275,341

Schedule 1.5

Form of Per Share Merger Consideration Calculation

Shares Outstanding	33,943,043
ITM Warrant Exercises	5,370,394
ITM Option Exercises	2,689,998
Outstanding convertible debt converted to shares	1,060,000
Deferred Stock Units	114,443
Closing Common Stock	43,177,878

Final Net Merger Consideration
Platinum Diversified Mining, Inc	$60,000,000
Less: Nord Corporate Debt (1)	$5,464,813
Less: Deferred Payments (2)	$3,275,341
Less: Excess Liabilities (3)	$53,386
Less: Stockholder Transaction Fees (4)	$1,416,098
Less: Advance Fund	$250,000
Plus: Cash (5)	$—
Plus: Coyote Springs Costs Paid By Nord and Not Reimbursed	$250,000
Plus: Reimbursed Transaction Expenses (6)	$913,498
Final Net Merger Consideration	$50,703,861

Aggregate Exercise Price
Exercise of ITM Warrants	$2,573,569
Exercise of ITM options	$1,634,449
Aggregate Exercise Price	$4,208,018

Per Share Merger Consideration	$1.202

(1)	Refer to Schedule 1.3

(2)	Refer to Schedule 1.4

(3)	Refer to Appendix A to Schedule 1.5

(4)	Refer to Appendix B to Schedule 1.5

(5)	Cash amount will be prior to any payment on account of the Advance Fund.

(6)	Refer to Appendix C to Schedule 1.5

Appendix A to Schedule 1.5

Calculation of Estimated Excess Liabilities

Estimated Excess Liabilities (Based On August 31, 2006 Balance Sheet)

Total Liabilities on Balance Sheet as of Closing		$11,932,621
Less: Convertible Debt	2232.1,2232,2233	$207,000
Less: Excluded Liabilities
Accrued Interest on Javernick Note (aka McGuire
Machinery)	2260.2	$7,529
Accrued Interest Clarence Kirkland Long Term
Disability	2260.5	$8,465
Accrued Liability Clarence Kirkland Long Term
Disability	2264.1	$26,730
Accrued Pension Liability	2261	$5,667
Accrued Property Tax	2263	$20,000
	2272.2,2272.1,
Net Outstanding Discount on Warrants Issued	2271.2,2271.1	$-
Note Payable to Javernick Equipment (aka McGuire
Machinery)	2246	$45,801
Amounts payable under Santa Barbara Lease
(Loader Lease)	2234, 2265	$37,500
Accrued Reclamaton	1850	$176,125
Less: Nord Corporate Debt	2271,2272	$5,464,813
Less: Accrued Amount in Deferred Payments
Employment Bonus and Severance		$1,311,008
Ronald Hirsch Consulting	2220	$295,000
Ronald Hirsch Salary	2262.1	$533,333
Erland Anderson Salary	2262.2	$361,833
Nick Tintor Accrued Salary	2262.15	$37,500
Accrued Payroll Taxes on Deferred Payments	2262.3	$61,831
Nick Tintor Settlement	2264.3	$163,000
TMD Settlement	2264.2	$416,000
Retention Bonus		$112,500
Less: Coyote Springs Costs, including amounts
reimbursed by PDM to extent accrued
Less: Transaction Expenses		$1,171,502
Less: IPO Transaction Expenses		$416,098

Nord Liabilities		$1,053,386
		$1,000,000
Excess Liabilities		$53,386

Appendix B to Schedule 1.5

Calculation of Estimated Stockholder Transaction Expenses

Estimated Stockholder Transaction Expenses

Brokerage, Finders Fee	$1,000,000
Other Transaction Expenses not
included as Assumed Transaction
Expenses or Reimbursed
Transaction Expenses	$-
IPO Transaction Expenses	$416,098
$1,416,098

Appendix C to Schedule 1.5

Calculation of Estimated Reimbursed Transaction Expense

Estimated Reimbursed Transaction Expenses

Legal	$750,000
Accounting	$100,000
Fairness Opinion	$125,000
Proxy Statement, filing, printing, meeting, etc	$110,000
Total	$1,085,000
Less: Assumed Transaction Expenses	$171,502
Reimbursed Transaction Expenses	$913,498

Schedule 2.3

Permitted Outstanding Nord Options

Optionee	No. of Options	Exercise Price	Expiry Date
James Askew	50,000	$2.00	January 30, 2008
Joseph Max Yvan Boulle	50,000	$3.25	May 22, 2007
Marc Franklin	50,000	$3.25	May 22, 2007
Frank Waldron	50,000	$1.75	June 3, 2009